Exhibit 10.27

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

CONFIDENTIAL	Execution Version

DEVELOPMENT AND SUPPLY AGREEMENT

Between

QORVO BIOTECHNOLOGIES, LLC

and

ZOMEDICA PHARMACEUTICALS CORP.

dated

NOVEMBER 26, 2018

Page

1. Definitions	1
2. Governance	11
2.1. Joint Development Committee	11
2.2. Joint Development Committee Membership	11
2.3. Joint Development Committee Meetings	11
2.4. Joint Development Committee Decisions	11
2.5. Project Managers	12
3. Development	12
3.1. Development Overview	12
3.2. Instrument Development.	12
3.3. Cartridge Development	13
3.4. Minimum Development Obligation	15
3.5. Change Authorizations	15
4. Regulatory Activities and Responsibilities	15
5. Commercial License	16
5.1. License Grant to Zomedica	16
5.2. No Implied Licenses; Retained Rights	17
5.3. Third Party Intellectual Property	17
5.4. Performance by Affiliates, Sublicensees, and Subcontractors	17
5.5. Exclusivity	18
5.6. Ex-U.S. Distribution	19
6. cash and equity CONSIDERATION; payments	19
6.1. Consideration	19
6.2. Taxes and Withholding	21
6.3. Late Payments	21
6.4. Payments	21
6.5. Share Cap	21
7. Manufacturing and Supply	22
7.1. Supply and Purchase	22
7.2. Forecasts	22

-i-

(cont’d)

7.3. Purchase Orders	23
7.4. Shipping and Delivery	24
7.5. Circumstances Affecting Supply	24
7.6. Product Changes	25
7.7. Inspection of Products	25
7.8. Pricing and Payment	25
7.9. Minimum Requirements	26
7.10. Recalls; Complaints; Regulatory Actions	27
8. Support	28
8.1. Support Services	28
8.2. Additional Support Services	28
9. Intellectual Property Rights; Licenses	28
9.1. Background Intellectual Property	28
9.2. Developed Intellectual Property	28
9.3. Joint Intellectual Property	29
9.4. Further Assurances	29
9.5. Trademarks and Branding	29
9.6. Qorvo Development License	30
9.7. Notification of Third Party Claims	30
10. Confidentiality	30
10.1. Confidential Information	30
10.2. Non-Disclosure and Non-Use	31
10.3. Permissive Disclosure	31
10.4. Restrictions	31
10.5. Reproduction	32
10.6. Publicity	32
11. REPRESENTATIONS AND WARRANTIES	32
11.1. Authorization; Enforceability	32
11.2. No Conflicts	32

-ii-

(cont’d)

11.3. Supply Warranties	33
11.4. Cartridge Shelf Life	34
11.5. Support Services Warranty	34
11.6. No Confidential Information of Other Parties	34
11.7. DISCLAIMER	34
12. indemnification; liability	35
12.1. Indemnification by Qorvo	35
12.2. Indemnification by Zomedica	35
12.3. Indemnification for Infringement	36
12.4. Indemnification Procedure	36
12.5. Limitation of Liability	37
12.6. Insurance	37
13. TERM and termination	38
13.1. Term	38
13.2. Termination for Cause	38
13.3. Termination for Insolvency	38
13.4. Termination for Force Majeure	38
13.5. Additional Zomedica Termination Rights	38
13.6. Additional Qorvo Termination Rights	39
14. effects of expiration or termination	39
14.1. Effect of Expiration or Termination	39
14.2. Last Time Buy	39
14.3. Inventory Sell Off	39
14.4. Survival	40
15. MISCELLANEOUS	40
15.1. Notice	40
15.2. Assignment	41
15.3. Independent Contractors; No Implied Duties	41
15.4. Governing Law; Jurisdiction; Venue	42

-iii-

(cont’d)

15.5. Force Majeure	42
15.6. Equitable Relief	42
15.7. Remedies	43
15.8. Amendment and Waiver	43
15.9. Compliance with Law	43
15.10. Further Assurances	43
15.11. Disclosure of Terms of Agreement	43
15.12. Construction	43
15.13. Interpretation	44
15.14. Severability	44
15.15. Entire Agreement	44
15.16. Counterparts	44

-iv-

(cont’d)

List of Schedules:

Schedule 1.21	Form of Cartridge Statement of Work
Schedule 1.54	Instrument Statement of Work
Schedule 3.3.1	Initial Assay Candidates
Schedule 7.8	Prices
Schedule 8.1	Support Services

-i-

dEVELOPMENT and supply AGREEMENT

This Development and Supply Agreement (this “Agreement”), effective as of November 26, 2018 (the “Effective Date”) is entered into by and between Qorvo Biotechnologies, LLC having its principal place of business at 14505 21st Ave. N., Suite 212, Plymouth, MN 55447, USA (“Qorvo”), and Zomedica Pharmaceuticals Corp., having its principal place of business at 100 Phoenix Drive, Suite 190, Ann Arbor, MI 48108 (“Zomedica”). Each of Qorvo and Zomedica may hereafter be referred to as a “Party” or collectively as the “Parties.”

BACKGROUND

WHEREAS, Qorvo has designed and owns proprietary diagnostic technology for performing assays;

WHEREAS, Zomedica is a veterinary diagnostic and pharmaceutical company in the business of providing solutions to assist veterinarians in improving worldwide companion animal health;

WHEREAS, the Parties desire to engage in a collaborative effort to develop assays specified by Zomedica for use with Qorvo-designed diagnostic instruments and cartridges to perform such assays; and

WHEREAS, Zomedica desires to purchase and Qorvo desires to supply to Zomedica, as applicable, Qorvo-designed diagnostic instruments and cartridges for Zomedica to distribute for worldwide use in the veterinary market.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.              Definitions

Unless otherwise specifically provided in this Agreement, the following terms have the following meanings:

1.1.	“Acceptable Cartridge Substitute” means, unless otherwise agreed by the Parties, any substituted Cartridge that (i) will perform the same Assays as the prior Cartridge, with substantially similar sensitivity as the prior Cartridge, (ii) will operate on the same Instrument as the prior Cartridge and (iii) will be made available to Zomedica at a price not to exceed 110% of the cost-per-unit of the prior Cartridge at the time of discontinuance.

1.2.	“Acceptable Instrument Substitute” means, unless otherwise agreed by the Parties, any substituted Instrument that (i) will utilize the same Cartridges with substantially similar sensitivity as the prior Instrument, and (ii) will be made available to Zomedica at a price not to exceed 110% of the cost-per-unit of the discontinued Instrument at the time of discontinuance.

1.3.	“Action” has the meaning given to it in Section 15.4 (Governing Law; Jurisdiction; Venue).

1.4.	“Additional Service Fees” has the meaning given to it in Section 8.2 (Additional Support Services).

1.5.	“Additional Services” has the meaning set forth in Section 8.2 (Additional Support Services).

1.6.	“Affiliate” means any corporation, partnership, or other entity (i) that is directly or indirectly owned or controlled by a Party through the ownership by the Party of more than 50% of the voting stock or securities representing the right of such entity for the election of directors or other managing authority, (ii) that directly or indirectly owns or controls a Party through the ownership by such entity of more than 50% of the voting stock or securities representing the right of the Party for the election of directors or other managing authority (“Parent Company”), or (iii) that Parent Company directly or indirectly owns or controls through the ownership by the Parent Company of more than 50% of the voting stock or securities representing the right of such entity for the election of directors or other managing authority.

1.7.	“Agreement” has the meaning given to it in the Preamble.

1.8.	“Applicable Law” means any applicable federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, rule, regulation, or other pronouncement issued, enacted, adopted, passed, approved, promulgated, made, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

1.9.	“Assay” means an assay to be performed on a Cartridge that is developed pursuant to a Cartridge SOW.

1.10.	“Assay Development Obligation” has the meaning given to it in Section 3.4 (Minimum Development Obligation).

1.11.	“Assay Information” has the meaning given to it in Section 3.3.1 (Request for Development).

1.12.	“Assay Rejection Notice” has the meaning given to it in Section 3.3.1 (Request for Development).

1.13.	“Background IP” has the meaning given to it in Section 9.1 (Background Intellectual Property).

1.14.	“Beta Instrument” means the final embodiment of an Instrument design before moving into mass production.

1.15.	“Blockage Period” means any period of time during which either: (a) a shipment of Products is delayed due to a Supply Failure or (b) the Number of Developed Assays is less than the Required Number of Assays. For each Blockage Period caused by a Supply Failure, the length of the Blockage Period shall be equal to the number of days between (i) the original delivery date on which Product was to be delivered under the Conforming Purchase Order which was the subject of the Supply Failure, and (ii) the date on which all remaining late Product under such Conforming Purchase Order has been delivered.

1.16.	“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States.

1.17.	“Cartridge” means a proprietary Qorvo cartridge supplied by or on behalf of Qorvo for use with the Instrument to perform a specific Assay.

1.18.	“Cartridge Development Blockage” means either (a) the Parties do not agree to a Cartridge SOW for an Assay requested by Zomedica within 90 days after Zomedica’s Cartridge Development Request for such Assay, or (b) development of a Cartridge is not completed by the date that is six months after the development completion date specified in the Cartridge SOW for such Cartridge (or such later date that the Parties mutually agree upon in writing for the purposes of this definition with respect to such Cartridge).

1.19.	“Cartridge Development Request” has the meaning given to it in Section 3.3.1 (Request for Development).

1.20.	“Cartridge Inventory Sell Off Period” means on a Cartridge-by-Cartridge basis, the earlier of (a) two years after the effective date of the termination or expiration of this Agreement for any reason and (b) the expiration of the Cartridge Shelf Life.

1.21.	“Cartridge Shelf Life” has the meaning given to it in Section 11.4 (Cartridge Shelf Life).

1.22.	“Cartridge SOW” or “Cartridge Statement of Work” means the statement of work entered into by the Parties (substantially similar to the form of Cartridge SOW attached hereto as Schedule 1.21) pursuant to which Qorvo would develop Cartridges for use in the Instrument that perform certain Assays to be selected by Zomedica. Each Cartridge SOW will be attached to the Agreement as sequentially numbered Schedules and incorporated herein by reference (e.g., Schedule 1.21-1, Schedule 1.21-2, etc.).

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

1.23.	“Change Authorization” has the meaning given to it in Section 3.5 (Change Authorizations).

1.24.	“Commercialize” or “Commercialization” means all activities directed to the marketing, promoting, selling, offering for sale, or selling a Product.

1.25.	“Confidential Information” has the meaning given to it in Section 10.1 (Confidential Information).

1.26.	“Conforming Purchase Order” has the meaning given to it in Section 7.3.3 (Acceptance of Purchase Orders).

1.27.	“Contract Year” means the 12-month period that begins on the Effective Date or on any yearly anniversary thereof.

1.28.	“Controlled” means with respect to any Intellectual Property Rights, the possession (whether by ownership, license, or other agreement or arrangement existing now or after the Effective Date, other than pursuant to rights granted under this Agreement) by a Party or an Affiliate thereof of the right to grant to the other Party a license as provided herein under such Intellectual Property Rights without violating the terms of, or incurring any payments as a result of the grant of such a license under, any agreement or other arrangement of such Party or its Affiliate with any third party.

1.29.	“Design Freeze” means, [*].

1.30.	“Developed IP” has the meaning given to it in Section 9.2 (Developed Intellectual Property).

1.31.	“Development Milestone Failure” means Qorvo’s failure to achieve any one or more of the following “Development Milestones” listed in the below table by the applicable “Development Milestone Date” listed in the below table for such event:

Development Milestone	Development Milestone Date
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

1.32.	“Discloser” has the meaning given to it in Section 10.1 (Confidential Information).

1.33.	“Effective Date” has the meaning given to it in the Preamble.

1.34.	“End User” means the ultimate customer that purchases a Product from Zomedica for its internal use.

1.35.	“Equity Consideration” has the meaning given to it in Section 6.1.2 (Registration Rights Agreement).

1.36.	“Equity Determination Basis” has the meaning given to in Section 6.1.2 (Registration Rights Agreement).

1.37.	“Ex-U.S. Distribution” has the meaning given to it in Section 5.6 (Ex-U.S. Distribution).

1.38.	“Ex-U.S. Distributor” means any Third Party distributor or reseller appointed by Zomedica or any of its Affiliates for the distribution or sale of Products in countries outside the United States.

1.39.	“Excess Selections” has the meaning given to it in Section 3.4 (Minimum Development Obligation).

1.40.	“Excluded Zomedica IP” means Intellectual Property invented, created or developed solely by (or by a Third Party on behalf of) Zomedica or any of its Affiliates solely related to (a) the Assays (including any novel biomarkers and diagnostic methods related thereto and any Assay algorithms, but excluding any Cartridge or method of process used to develop, test, or perform any Assay), (b) any test results and other data arising from the use of any Assays, any use or analyses of such results and other data, and any software for the collection or analyses of any of the foregoing described in this clause (b), or (c) Zomedica branding.

1.41.	“FDA” means the United States Food and Drug Administration.

1.42.	“Field” means the practice of veterinary medicine for the health and wellbeing of any non-human animal (both domesticated and wild).

1.43.	“First Purchase Order” means the first Purchase Order for a Product sent to Qorvo by Zomedica.

1.44.	“Forecast” has the meaning given to it in Section 7.2 (Forecasts).

1.45.	“Governmental Authority” means any arbitrator, court, judicial, legislative, administrative or Regulatory Authority, commission, department, board, bureau, or body or other government authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, whether foreign or domestic, whether federal, state, provincial, municipal, or other.

1.46.	“Indemnified Party” has the meaning given to it in Section 12.4 (Indemnification Procedure).

1.47.	“Indemnifying Party” has the meaning given to it in Section 12.4 (Indemnification Procedure).

1.48.	“Initial Equity Milestone Payment” has the meaning given to it in Section 6.1.1 (Cash and Equity Consideration).

1.49.	“Initial Milestone Payment” has the meaning given to it in Section 6.1.1 (Cash and Equity Consideration).

1.50.	“Initial Payment Failure Event” has the meaning given to it in Section 6.1.3 (Failure to Pay).

1.51.	“Initial Term” has the meaning given to it in Section 13.1 (Term).

1.52.	“Instrument” means a proprietary Qorvo diagnostics device supplied by or on behalf of Qorvo for use with a Cartridge.

1.53.	“Instrument Inventory Sell Off Period” means the earlier of (a) two years from the effective date of the termination or expiration of this Agreement for any reason and (b) the date on which Zomedica is no longer selling any Cartridges.

1.54.	“Instrument SOW” or “Instrument Statement of Work” means the statement of work entered into by the Parties (substantially similar to the form of Instrument SOW attached hereto as Schedule 1.54). Each Instrument SOW will be attached to the Agreement as sequentially numbered Schedules and incorporated herein by reference (e.g., Schedule 1.54-1, Schedule 1.54-2, etc.).

1.55.	“Instrument Warranty Period” has the meaning given to it in Section 11.3.1 (Instrument Warranty).

1.56.	“Intellectual Property Rights” and “Intellectual Property” mean all rights in (a) U.S. and foreign utility or design patents, patent applications, and utility models; (b) patents issuing on the patent applications described in clause (a); (c) continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of the patents or applications described in clauses (a)-(b); (d) inventions, invention disclosures and improvements, whether or not patentable; (e) works of authorship, whether or not protectable by copyright, all copyrights to such works, including all copyright registrations and applications and all renewals and extensions thereof; (f) rights in industrial designs, (g) trade secrets, confidential information, know-how, processes, algorithms, proprietary databases, and other proprietary information, and all tangible and intangible embodiments thereof; and (h) trademarks, service marks, registrations and applications for trademarks and service marks, trade names, logos, designs, brand names, trade dress and slogans and the goodwill related thereto.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

1.57.	“JDC” or “Joint Development Committee” has the meaning given to it in Section 2.1 (Joint Development Committee)

1.58.	“JDC Dispute” has the meaning given to it in Section 2.4 (Joint Development Committee Decisions).

1.59.	“Joint Intellectual Property” has the meaning given to it in Section 9.3.1.

1.60.	“Lead Time” means the lead time for manufacture, shipping and delivery of a Product as provided in the applicable SOW.

1.61.	“Losses” has the meaning given to it in Section 12.1 (Indemnification by Qorvo).

1.62.	“Milestone Event” has the meaning given to it in Section 6.1.1 (Cash and Equity Consideration).

1.63.	“Minimum Cartridge Purchase Quantity” has the meaning given to it in Section 7.9.1 (Zomedica Minimum Cartridge Purchase Quantities).

1.64.	“Minimum Spending Requirement Extensions” has the meaning given to it in Section 7.9.2 (Zomedica Minimum Spending Requirements).

1.65.	“Minimum Spending Requirements” has the meaning given to it in Section 7.9.2 (Zomedica Minimum Spending Requirements).

1.66.	“Multiplex Feasibility” means [*].

1.67.	“NDA” means the Mutual Non Disclosure Agreement between the Parties dated as of March 20, 2017, as amended from time to time.

1.68.	“NRE Pricing” means non-recurring engineering pricing.

1.69.	“Number of Developed Assays” means the aggregate number of (a) Assays for which Cartridge development has been completed by Qorvo and (b) Assays for which Cartridges are then under development by Qorvo pursuant to a Cartridge SOW.

1.70.	“Party” or “Parties” has the meaning given to it in the Preamble.

1.71.	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

1.72.	“Planned Discontinuance” means a discontinuance, planned to be made solely by Qorvo in its discretion, of an Instrument or Cartridge.

1.73.	“Planned Material Change” means any material change, planned to be made solely by Qorvo in its discretion, to any Product that could increase cost, change user experience or change Product functionality, sensitivity, or efficacy, including any packaging and labeling changes.

1.74.	“Platform” means, collectively, Qorvo’s proprietary diagnostics platform that includes the Products.

1.75.	“Prices” has the meaning given to it in Section 7.8.1 (Price).

1.76.	“Product” means (a) Instruments, (b) Cartridges, or (c) any other accessories or peripheral components supplied by or on behalf of Qorvo to Zomedica for use with the Cartridges or Instrument.

1.77.	“Product Verification” means [*].

1.78.	“Product Verification Milestone” has the meaning given to it in Section 6.1.1 (Cash and Equity Consideration).

1.79.	“Project Manager” has the meaning given to it in Section 2.5 (Project Managers).

1.80.	“Proposed Assay Performance Requirements” means, with respect to a given Assay proposed by Zomedica in a Cartridge Development Request, the dynamic range, CV or LOD performance requirements proposed by Zomedica for such Assay.

1.81.	“Purchase Order” has the meaning given to it in Section 7.3.1 (Submission of Purchase Orders).

1.82.	“Purchase Requirements” means the Minimum Spending Requirements, the Minimum Cartridge Purchase Quantity and the binding portion of each Forecast.

1.83.	“Qorvo” has the meaning given to it in the Preamble.

1.84.	“Qorvo Background IP” has the meaning given to it in Section 9.1 (Background Intellectual Property).

1.85.	“Qorvo Competitor” means any Third Party that designs, makes, or sells (other than as a reseller or distributor for another Third Party) any diagnostic device for use in the Field for performing a diagnostic test that is the same as or competitive with a test performed by an Assay.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

1.86.	“Qorvo Indemnified Parties” has the meaning given to it in Section 12.2 (Indemnification by Zomedica).

1.87.	“Qorvo Product Technology” means any Intellectual Property Rights Controlled by Qorvo as of the Effective Date or during the Term that are necessary for the Commercialization of any Product.

1.88.	“Qorvo Supplier” means [*], and any other supplier that Qorvo notifies Zomedica of in writing from time to time.

1.89.	“Recipient” has the meaning given to it in Section 10.1 (Confidential Information).

1.90.	“Registration Rights Agreement” has the meaning given to it in Section 6.1.2 (Registration Rights Agreement).

1.91.	“Regulatory Approvals” has the meaning given to it in Article 4 (Regulatory Activities and Responsibilities).

1.92.	“Regulatory Authority” means any supra-national, regional, national, state, or local regulatory agency or authority, including the FDA, that has authority to grant registrations, authorizations and approvals necessary for the commercial manufacture, distribution, marketing, promotion, sale, use, importation, or exportation of any Product in any country in the Territory, including any foreign agency or authority that performs the same or equivalent function as the FDA in the United States with respect to the Products.

1.93.	“Renewal Term” has the meaning given to it in Section 13.1 (Term).

1.94.	“Required Number of Assays” means (a) for any of the first three Contract Years, as of the end of any such Contract Year, the applicable number of Assays set forth in the below table with respect to such Contract Year and (b) commencing in Contract Year 4 or thereafter, as of the end of any such Contract Year, the lesser of (i) the actual aggregate number of Assays for which Zomedica has submitted Cartridge Development Requests (determined on a cumulative basis since the Effective Date) and (ii) the applicable number of Assays set forth in the below table with respect to such Contract Year:

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

Contract Year	Required Number of Assays
1	[*]
2	[*]
3	[*]
4 or thereafter	[*]

1.95.	“Responsible Party” has the meaning given to it in Article 4 (Regulatory Activities and Responsibilities).

1.96.	“Sensor Modules” means unfunctionalized die and board assemblies.

1.97.	“Services SOW” means the statement of work entered into by the Parties (substantially similar to the form of Services SOW attached hereto as Schedule 8.1) pursuant to which Qorvo would provide services to Zomedica with respect to the Products. Each Services SOW will be attached to the Agreement as sequentially numbered Schedules and incorporated herein by reference (e.g., Schedule 8.1-1, Schedule 8.1-2, etc.).

1.98.	“SOWs” means, as applicable, any Cartridge SOW, Instrument SOW, or Services SOW.

1.99.	“Specifications” means the functional, technical, and packing specifications for a Product, as identified in the applicable SOW.

1.100.	“Sublicensee” means any Third Party granted a sublicense by Zomedica under Section 5.4.2 (Sublicensees of Zomedica) of any or all of the rights licensed to Zomedica under Section 5.1 (License Grant to Zomedica).

1.101.	“Supply Failure” has the meaning given to it in Section 7.5.2 (Supply Failure).

1.102.	“Support Services” has the meaning given to it in Section 8.1 (Support Services).

1.103.	“Term” has the meaning given to it in Section 13.1 (Term).

1.104.	“Territory” means worldwide.

1.105.	“Third Party” means any Person other than the Parties or their Affiliates.

1.106.	“Third Party Assay IP Rights” has the meaning given to it in Section 5.3 (Third Party Intellectual Property).

1.107.	“Third Party Claims” has the meaning given to it in Section 12.1 (Indemnification by Qorvo).

1.108.	“Third Party Hardware IP Rights” has the meaning given to it in Section 5.3 (Third Party Intellectual Property).

1.109.	“Zomedica” has the meaning given to it in the Preamble.

1.110.	“Zomedica Background IP” has the meaning given to it in Section 9.1 (Background Intellectual Property).

1.111.	“Zomedica Developed IP” has the meaning given to it in Section 9.2 (Developed Intellectual Property).

1.112.	“Zomedica Indemnified Parties” has the meaning given to it in Section 12.1 (Indemnification by Qorvo).

1.113.	“Zomedica Sale” has the meaning given to it in Section 15.2 (Assignment).

2.              Governance

2.1.         Joint Development Committee. The Parties will establish a joint development committee (“JDC” or “Joint Development Committee”) within 30 days after the Effective Date to oversee, coordinate, and discuss development of the Instrument and Cartridges as set forth in the applicable SOWs attached to this Agreement, and the Parties’ corresponding activities under this Agreement.

2.2.         Joint Development Committee Membership. The JDC will be comprised of an equal number of representatives of each Party, which number will be agreed upon by the Parties promptly after the Effective Date. Each Party will notify the other of the appointment of its representatives to the JDC. Each Party may change its representatives to the JDC from time to time in its sole discretion, effective upon notice to the other Party of such change. Such representatives will have appropriate credentials, experience, knowledge, and ongoing familiarity with the activities within the scope of the JDC’s responsibilities as well as sufficient authority to take actions on behalf of a Party to the extent permitted under this Agreement. Project Managers will be permitted to attend all JDC meetings, but will not be representatives of the JDC.

2.3.         Joint Development Committee Meetings. The JDC will hold meetings on a calendar quarterly basis, or at such other frequency as agreed by the Parties. Meetings may be held in person, by videoconference, or by teleconference. Each Party will be responsible for the cost of such Party’s own personnel and for its expenses in attending such meetings. Each Party shall also be responsible for recording meeting minutes, which should be shared with the other Party within one week following each quarterly meeting.

2.4.         Joint Development Committee Decisions. Each Party will have collectively one vote in all decisions of the JDC, and the Parties will attempt to make JDC decisions by consensus. No action taken at any meeting of the JDC will be effective unless at least one representative of each Party is present or participating and such action is approved by the affirmative vote of both Parties. If the JDC cannot reach consensus on any matter within the scope of its oversight within 30 days after the date that the matter is first considered by the JDC (a “JDC Dispute”), then the JDC Dispute will be referred to Qorvo’s Senior Director of Strategy and Business Development and Zomedica’s Chief Executive Officer for attempted resolution. In the absence of a resolution of a JDC Dispute, the Parties will continue to perform in accordance with the terms of this Agreement and (without limiting either Party’s obligations under this Agreement) the then-status quo. In no event will the JDC have the right to (a) amend, modify, or waive compliance with any term of this Agreement; (b) make any decision that is expressly stated to require the agreement of the Parties; (c) resolve any claim or dispute regarding whether or in what amount a payment is owed under this Agreement; (d) exercise its decision-making authority in a manner that would require a Party to perform any act that such Party reasonably believes would violate Applicable Law; or (e) make a determination that a Party is in material breach of any obligation under this Agreement.

2.5.         Project Managers. Each Party will appoint and maintain a project manager for each SOW during the term of such SOW (each, a “Project Manager”). The Project Manager will function as the other Party’s primary point of contact for all activities conducted under this Agreement related to the applicable SOW. A Party may change its Project Manager by providing the other Party with no less than five days’ prior written notice.

3.              Development

3.1.         Development Overview. Qorvo and Zomedica will work in collaboration to develop (a) Instruments that meet the Specifications as set forth in the applicable Instrument SOW, (b) Cartridges that meet the Specifications as set forth in the applicable Cartridge SOW, and (c) Assays specified by Zomedica for use with the Instruments and Cartridges for the purpose of performing such Assays for use in the Field.

3.2.         Instrument Development.

3.2.1.     Instrument SOWs. During the term of the applicable Instrument SOW, Qorvo will use commercially reasonable efforts to develop, and Zomedica will use commercially reasonable efforts to assist Qorvo in developing, one or more Instruments that conform to the Specifications set forth in the applicable Instrument SOW. Each Instrument SOW will set forth at least the following information: (a) the Specification for the Instrument, (b) the development activities to be undertaken with respect to the Instrument, (c) all NRE Pricing applicable to the development of the Instrument to be paid upon the achievement of the development milestone events set forth in each Instrument SOW, (d) any minimum spending requirements specifically applicable to the Instrument beyond the Minimum Spending Requirements set forth herein, and (e) the applicable Lead Time for delivery of the Instrument. No Instrument SOW or any Change Authorization thereto will be effective until executed by a duly authorized representative of each Party. Once so executed by each Party, each Instrument SOW (including any Change Authorizations thereto) will be incorporated into this Agreement and subject to the terms hereof. The initial Instrument SOW is attached hereto as Schedule 1.54-1.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

3.2.2.     Cooperation. Zomedica will provide all cooperation and assistance reasonably requested by Qorvo in connection with the development of an Instrument pursuant to an Instrument SOW.

3.3.         Cartridge Development.

3.3.1.     Request for Development. From time to time during the Term, Zomedica may request that Qorvo develop a specific Cartridge to perform a particular Assay (a “Cartridge Development Request”). In connection with each such Cartridge Development Request, Zomedica will provide to Qorvo, for the applicable Assay, the specifications for such Assay and the projected Cartridge volumes and market drivers over the upcoming five-year period (collectively for each Assay, the “Assay Information”).

(1)	If, following Qorvo’s review of each Cartridge Development Request (including the applicable Assay Information), Qorvo believes that such requested Assay is technically feasible and that the projected volumes support development of a Cartridge for such Assay, then Qorvo will propose a Cartridge SOW that specifies the development activities to be performed by or on behalf of Qorvo to configure a Cartridge to perform such Assay and to test the Instrument for use with each such Cartridge.

(2)           If Qorvo reasonably believes that a particular Assay requested by Zomedica is not technically feasible or that the projected volumes do not support development of a Cartridge for such Assay, then, in either case, Qorvo will notify Zomedica of the same within 30 days after receiving the Cartridge Development Request for such Assay (an “Assay Rejection Notice”) and both Parties will work in good faith to determine next steps; provided, however, that if Zomedica’s projected volumes for an Assay are equal to or greater than [*] Cartridges per calendar quarter, then Qorvo will have no right to issue an Assay Rejection Notice for such Assay solely on the basis that the projected volumes do not support development of a Cartridge for such Assay. Qorvo may alternatively propose amendments to the Cartridge Development Request for the Assay and if the Parties agree on such amendments, then Qorvo will develop the applicable Assay and no Assay Rejection Notice will be deemed to have been given and instead such Assay will count toward the Assay Development Obligation for the applicable year. If Qorvo provides an Assay Rejection Notice with regard to a Cartridge Development Request, then such Cartridge Development Request will count towards Zomedica’s fulfillment of the Assay Development Obligation if (a) the projected Cartridge volumes in such Cartridge Development Request are at least [*] cartridges per calendar quarter, and (b) the Proposed Assay Performance Requirements in such Cartridge Development Request require [*]. If Qorvo provides an Assay Rejection Notice with regard to a Cartridge Development Request in any other circumstance, then such Cartridge Development Request will not count towards Zomedica’s fulfillment of the Assay Development Obligation.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

(3)	Notwithstanding the preceding clause (2), Qorvo will in no event provide an Assay Rejection Notice with respect to any Cartridge Development Request for any of the Assays listed on Schedule 3.3.1 attached to this Agreement.

(4)	Notwithstanding the foregoing, Zomedica will not request that Qorvo develop any assay that Zomedica knows (a) has Proposed Assay Performance Requirements that require [*] or (b) would infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any Third Party.

3.3.2.     Cartridge SOWs. During the term of a Cartridge SOW, Qorvo will use commercially reasonable efforts to develop, and Zomedica will use commercially reasonable efforts to assist Qorvo in developing, one or more Cartridges that conform to the Specifications set forth in such Cartridge SOW. Each Cartridge SOW will set forth at least the following information: (a) identification of the applicable Assay, (b) the development activities to be undertaken with respect to the applicable Cartridge to perform such Assay, (c) the specification for the applicable Cartridge, (d) all NRE Pricing applicable to the development of the Cartridge to perform such Assay to be paid upon the achievement of the development milestone events set forth in each Cartridge SOW, (e) any changes in Cartridge pricing for the applicable Assay (which pricing for such Cartridge will also be subject to adjustment by the Parties once development for the applicable Cartridge is complete), and (f) the anticipated volumes of the applicable Cartridges required by Zomedica for each month during the first six month period after completion of development of such Cartridge, which such anticipated volumes will be non-binding. No Cartridge SOW or any Change Authorization thereto will be effective until executed by a duly authorized representative of each Party. Once so executed by each Party, each Cartridge SOW (including any Change Authorizations thereto) will be incorporated into this Agreement and subject to the terms hereof. The initial Cartridge SOW is attached hereto as Schedule 1.21-1.

3.3.3.     Cooperation. Zomedica will provide all cooperation and assistance reasonably requested by Qorvo in connection with the development of a Cartridge pursuant to a Cartridge SOW.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

3.4.         Minimum Development Obligation. Zomedica agrees to select at least [*] distinct assays for development during each of the first seven Contract Years of the Term (the “Assay Development Obligation”); provided, however, that if Zomedica selects more than [*] distinct assays for development during the fourth Contract Year or any subsequent Contract Year, then the number of assays selected by Zomedica in excess of [*] assays in such fourth Contract Year or subsequent Calendar Year (“Excess Selections”) may be carried forward and count towards Zomedica’s satisfaction of the Assay Development Obligation for a future Contract Year. Within 90 days after the Effective Date, and thereafter within 90 days after each successive anniversary of the Effective Date for the first seven Contract Years of the Term, Zomedica will notify Qorvo in writing of the identity of such at least [*] distinct assays (or less than [*], in cases where an Excess Selection may be carried-over from a prior Contract Year in accordance with this Section 3.4 (Minimum Development Obligation)) and such notification will include the Assay Information for each distinct assay. The Parties will meet to discuss in good faith Zomedica’s Assay Development Obligation if Assay development targets are materially delayed or missed due to Qorvo’s actions. The Assay Development Obligation will be deemed fully satisfied if Zomedica selects, and notifies Qorvo of, at least [*] assays for development at any time within the first seven Contract Years of the Term and each of such assays are accepted by Qorvo in accordance with Section 3.3.1 (Request for Development) or are otherwise counted towards the Assay Development Obligation in accordance with Section 3.3.1(2). Until (a) Zomedica has selected and delivered [*] assays to Qorvo for development, and (b) each of such assays has either been accepted by Qorvo or is otherwise counted towards the Assay Development Obligation in accordance with Section 3.3.1(2), if Zomedica fails to select and notify Qorvo of the required number of assays during the first seven Contract Years of the Term in accordance with this Section 3.4 (Minimum Development Obligation), then, within 30 days after the end of each Contract Year during the first seven Contract Years of the Term, Zomedica will pay [*] to Qorvo, for each assay that Zomedica did not select and notify Qorvo of in such Contract Year (after taking into account any Excess Selections that are counted towards Zomedica’s Assay Development Obligation for such Contract Year); provided, however, that Zomedica will not have any obligation to make such payments to Qorvo for a given Contract Year if (i) a Development Milestone Failure has occurred at any time during or prior to such Contract Year, or (ii) there have been [*] Cartridge Development Blockages at the end of such Contract Year. If there have been [*] Cartridge Development Blockages as the end of a particular Contract Year, then Zomedica’s obligations as described in the immediately preceding sentence would not resume until the next Contract Year in which there are no additional Cartridge Development Blockages.

3.5.         Change Authorizations. A Party may, by written notice to the other Party, request changes to an SOW. The Parties will consider in good faith such proposed changes and any comments to such proposed changes by the other Party. If each Party, in its sole discretion, agrees to such proposed changes to an SOW, then a written description of the agreed changes, including any adjustments to specifications, deliverables, timelines and costs on account of such change (a “Change Authorization”) will be prepared by the Party requesting the change, which both Parties must sign before such changes will take effect. The terms of a Change Authorization will prevail over those of the applicable Instrument SOW, Cartridge SOW or Services SOW.

4.              Regulatory Activities and Responsibilities

Except as explicitly set forth in a Cartridge SOW, Instrument SOW or Table 4 below, Zomedica will manage and be responsible for any approvals, licenses, regulatory clearances, or other related requirements (“Regulatory Approvals”) necessary to manufacture, use, or Commercialize the Products in the Field in any country in the Territory and all communications with Regulatory Authorities relating to manufacturing, use, or Commercialization of the Products in the Field. The Party that is responsible for Regulatory Approvals related to a given Product in accordance with the foregoing sentence (the “Responsible Party”) will, in a timely manner, provide the other Party with copies of any material written correspondence submitted to or received from Regulatory Authorities with respect to such Product and summaries of any material oral communication with Regulatory Authorities with respect to such Product.

Reasonably in advance of any substantive meetings with Regulatory Authorities with respect to such Product, the Responsible Party will invite up to two representatives of the other Party to attend and act as non-participating observers at such meetings to the extent such other Party’s attendance is not prohibited by Applicable Law. As reasonably requested by the Responsible Party, the other Party will assist the Responsible Party with any such Regulatory Approvals, and the Responsible Party will reimburse the other Party’s reasonable internal costs and external expenses incurred in connection with providing such assistance.

TABLE 4: Regulatory Responsibilities
Qorvo Responsibilities	Zomedica Responsibilities
Defining and achieving regulatory requirements for Instrument sales in the U.S. through verification activities.	Prior to Zomedica initiating sales of the Instrument in a given jurisdiction outside the U.S., if Zomedica determines that additional Qorvo development efforts will be needed for the Instrument to meet regulatory requirements in such jurisdiction, draft a new Instrument SOW that defines the Qorvo development efforts needed to meet such non-U.S. regulatory requirements.
Following a Product change, meet any regulatory requirements for Instrument and Cartridge design-related standards (i.e. ASTM standards for shipping, packaging, etc.) for sales in the U.S.	Prior to execution of a Cartridge SOW, define any regulatory requirements that need to be met as part of the SOW for (1) outside-of-US sales of the applicable Cartridge in jurisdictions in which Zomedica contemplates selling such Cartridge and (2) any pre-market regulatory requirement that needs to be met for Assays that fall under USDA or FDA pre-market regulation.
Providing Zomedica with such information related to the Products that is reasonably requested by Zomedica in connection with any regulatory requirements for jurisdictions outside the U.S.

5.              Commercial License

5.1.         License Grant to Zomedica. Subject to the terms of this Agreement, Qorvo hereby grants and agrees to grant to Zomedica during the Term a worldwide, exclusive (even as to Qorvo) license, with the right to sublicense in accordance with Section 5.4.2 (Sublicensees of Zomedica), under the Qorvo Product Technology to Commercialize the Products in the Field in the Territory.

5.2.         No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants any license under its Intellectual Property Rights to the other Party, express or implied, whether by implication, estoppel, or otherwise. Without limiting the generality of the foregoing, Qorvo hereby expressly retains, on behalf of itself and its Affiliates, licensees, and sublicensees, all rights, title, and interests in and to the Qorvo Product Technology to the extent necessary to exercise its rights and perform its obligations hereunder. Zomedica will not practice under any Qorvo Product Technology or grant any Third Party any sublicense of their right to do the same, in each case, except as expressly permitted herein.

5.3.         Third Party Intellectual Property. Zomedica will be responsible for identifying and ensuring that it has all Intellectual Property Rights necessary to develop, manufacture, use, sell, offer for sale, have made, or import each Assay (including for novel biomarkers) for use on the applicable Cartridge as intended under the applicable Cartridge SOW (“Third Party Assay IP Rights”). Subject to Section 5.6 (Ex-U.S. Distribution), Qorvo will be responsible for identifying and ensuring that it has all Intellectual Property Rights necessary to develop, manufacture, use, sell, offer for sale, have made, or import each (a) Instrument as intended under the applicable Instrument SOW, and (b) Cartridge (other than as it relates to a specific Assay) as intended under the applicable Cartridge SOW (“Third Party Hardware IP Rights”). Under any agreement pursuant to which Zomedica acquires or licenses Third Party Assay IP Rights, Zomedica will secure rights to grant sublicenses through multiple tiers under such Third Party Assay IP Rights to Qorvo and Qorvo Suppliers to develop and manufacture the applicable Cartridges without requiring the prior consent of any Third Party. Zomedica will be solely responsible for the payment of all royalties or other amounts, if any, that are payable to Third Parties in consideration for Third Party Assay IP Rights and, subject to Section 5.6 (Ex-U.S. Distribution), Qorvo will be solely responsible for the payment of all royalties or other amounts, if any, that are payable to Third Parties in consideration for Third Party Hardware IP Rights.

5.4.         Performance by Affiliates, Sublicensees, and Subcontractors.

5.4.1.     Performance by Affiliates and Subcontractors. Each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible for and be a guarantor of the performance by its Affiliates and will cause its Affiliates to comply with the applicable provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement, or act contrary to its terms in any way. Each Party may perform some or all of its obligations under this Agreement through one or more subcontractors; provided, that (a) the subcontracting Party remains fully responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use applicable to the Confidential Information that are at least as stringent as those set forth in this Agreement; and (c) the subcontractor agrees in writing to assign all inventions and other Intellectual Property Rights developed in the course of performing any such work under this Agreement, and to cooperate and sign any documents to confirm or perfect such assignment. Each Party will ensure that each of its subcontractors accepts and complies with all of the applicable terms of this Agreement.

5.4.2.     Sublicensees of Zomedica. Subject to the terms of this Agreement, Zomedica will have the right to sublicense any or all of the rights granted to it by Qorvo under Section 5.1 (License Grant to Zomedica) (a) to its Affiliates, provided that any such sublicense will automatically terminate if such Person ceases to be an Affiliate of Zomedica, and (b) to Third Parties subject to Qorvo’s prior written consent, such consent not to be unreasonably withheld (provided, however, that no such consent shall be required with respect to any Ex-U.S. Distributor). Each sublicense to a Third Party must be granted under a written agreement that is consistent with the terms of this Agreement and that (i) requires each such Third Party Sublicensee to which Zomedica grants a sublicense of the rights granted to Zomedica under Section 5.1 (License Grant to Zomedica) to comply with the terms of this Agreement, (ii) includes Qorvo as an intended third party beneficiary under the sublicense with the right to enforce the applicable terms of such sublicense, and (iii) precludes the granting of further sublicenses in contravention of the terms of this Agreement. Without limiting the generality of the foregoing, each sublicense agreement with such Third Party Sublicensee entered into after the Effective Date must include an assignment back to Zomedica of any and all Intellectual Property Rights developed, invented, or filed (as applicable) by or on behalf of the Sublicensee in connection with the development or use of the Products under this Agreement that relates to any of the Products or that is otherwise created using, or that incorporates, Qorvo Background IP, consistent with Zomedica’s obligations under Section 9.2 (Developed Intellectual Property). In addition, Zomedica will be responsible for the performance of any of its Sublicensees that are exercising rights under a sublicense of the rights granted by Qorvo to Zomedica under this Agreement. No grant of any such sublicense will relieve Zomedica of its obligations under this Agreement. Any termination of the licenses granted to Zomedica under Section 5.1 (License Grant to Zomedica) as a result of a termination of this Agreement will cause the Sublicensees to automatically lose the same rights under any sublicense. Promptly following the execution of each agreement with a Sublicensee, Zomedica will provide Qorvo with a copy of each such sublicense agreement, which copy may be redacted to remove provisions that are not necessary to monitor compliance with this Section 5.4.2 (Sublicensees of Zomedica).

5.5.         Exclusivity.

5.5.1.     Qorvo Exclusivity. Subject to the terms of this Agreement, during the Term, Qorvo and its Affiliates will not, and will ensure that each Qorvo Supplier does not (in each case, directly or indirectly through any distributor or other Third Party) supply to any Third Party, or license any Third Party to manufacture or to supply to any Third Party (i) any diagnostic devices for use in the Field or (ii) any cartridges or other components for a diagnostic device for use in the Field, which cartridge or other component is for performing a diagnostic test that is the same as or competitive with a test that is performed by an Assay.

5.5.2.     Zomedica Exclusivity. Subject to the terms of this Agreement, during the Term, and for any period after the Term during which Qorvo is obligated to supply Products to Zomedica (including pursuant to Section 14.2 (Last Time Buy) and Section 14.3 (Inventory Sell Off)), Zomedica will perform the Assays exclusively on the Cartridges with the Instruments for use exclusively in the Field and will not itself develop, manufacture, or supply, or collaborate with any Third Party to develop, manufacture, or supply, any diagnostic platform or system to perform such Assays, provided that for any period after the Term during which Qorvo is obligated to supply Products to Zomedica, Zomedica’s exclusivity obligations pursuant to this Section 5.5.2 (Zomedica Exclusivity) will not restrict Zomedica from developing (or from collaborating with any Third Party to develop) any diagnostic platforms or systems to perform such Assays.

5.6.         Ex-U.S. Distribution. At least 180 days prior to distributing or selling, or engaging or licensing a Third Party to distribute or sell, a Product in a jurisdiction outside of the United States (an “Ex-U.S. Distribution”), Zomedica will provide notice to Qorvo identifying such jurisdiction and describing the details of such Ex-U.S. Distribution. During such 180 day period, Qorvo will conduct a reasonable freedom to operate investigation to identify any Third Party patent rights that would potentially be relevant to such Ex-U.S. Distribution in the applicable jurisdiction. If within 180 days after the date of such notice from Zomedica, Qorvo provides Zomedica with written notice that Qorvo objects to such Ex-U.S. Distribution in the applicable jurisdiction on the basis of reasonable concerns related to Third Party patent rights in such jurisdiction, then the Parties will meet to discuss such concerns and Zomedica may nonetheless proceed with such Ex-U.S. Distribution in such jurisdiction despite Qorvo’s objection provided that (a) Zomedica will be responsible for identifying and ensuring that it has rights under any and all patent rights (including any patent rights included in the Third Party Hardware IP Rights) necessary to develop, manufacture, use, sell, offer for sale, have made, or import each Product in such jurisdiction, and for the payment of all royalties or other amounts, if any, that are payable to Third Parties in consideration for such patent rights in such jurisdiction, and (b) if a Third Party files a claim or brings an action against any Qorvo Indemnified Party alleging that a Product, or the making, having made, use, sale, offering for sale or importation thereof, infringes any patent rights in such jurisdiction, then Zomedica will assume and have sole control of the defense of any such action or claim in accordance with Section 12.4 (Indemnification Procedure) and shall be responsible for any Losses with respect to such action or claim based on such infringement.

6.              cash and equity CONSIDERATION; payments

6.1.         Consideration.

6.1.1.     Cash and Equity Consideration. In consideration of the rights and licenses granted by Qorvo to Zomedica under this Agreement, Zomedica shall, following achievement of each applicable milestone event set forth in the below table (each, a “Milestone Event”) make the “Milestone Payment” set forth in the below table for such Milestone Event, in the form (i.e., cash or shares of Zomedica’s common stock (“equity”)) determined in accordance with the “Payment Form” set forth in the below table for such Milestone Event.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

TABLE 6.1: Up-Front and Development Milestone Payments
Milestone Event	Milestone Payment	Payment Form
Execution of Agreement	$4,900,000	$1 million in cash (paid within 14 Business Days after the Effective Date) (the “Initial Milestone Payment”) and $3.9 million in equity (the “Initial Equity Milestone Payment”)
[*]	$2,000,000	Cash
[*]	(x) $3,000,000 in cash, or (y) $1,500,000 in cash and $1.95 million in equity	Qorvo determines (x) or (y)
[*]	(x) $3,000,000 in cash, or (y) $1,500,000 in cash and $1.95 million in equity	Qorvo determines (x) or (y)
[*]	$2,000,000	Cash

6.1.2.     Registration Rights Agreement. With respect to any Milestone Payment that is made by issuing shares of Zomedica’s common stock (“Equity Consideration”), the number of shares will be determined based on the volume-weighted average price of Zomedica’s shares of common stock on the NYSE American exchange over the 10 trading days prior to issuance (the “Equity Determination Basis”). The securities included in any Equity Consideration have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements. Notwithstanding the foregoing, Zomedica shall file a registration statement to register the securities included in the Equity Consideration for resale in the United States, in the time and manner as set forth in the Registration Rights Agreement, dated as of the date hereof, by and between Zomedica and Qorvo (the “Registration Rights Agreement”).

6.1.3.     Failure to Pay. Notwithstanding anything to the contrary in this Agreement: (i) if Zomedica does not pay in cash in full the Initial Milestone Payment amount to Qorvo by the 14th Business Day after the date hereof (such an event, an “Initial Payment Failure Event”), then this Agreement will immediately terminate and be of no further force or effect, provided that Qorvo may retain the Initial Equity Milestone Payment; and (ii) the amount of Zomedica common stock that is issued to Qorvo pursuant to this Section 6.1 (Consideration) will be subject to an aggregate limit such that Qorvo is not a holder of more than 9.9% of Zomedica’s common stock in order to avoid short swing trading liability under Section 16 of the Securities Exchange Act of 1934, and in the event such limit was applicable, any Zomedica shares to be issued above this 9.9% threshold would not be issued to Qorvo and Zomedica would pay to Qorvo an amount in cash equal to the value of these shares (and calculated pursuant to the Equity Determination Basis as if such shares had been issued).

6.2.         Taxes and Withholding. Each Party will pay all taxes, import duties, sales, use or privilege taxes, value-added taxes, excise, or similar taxes or duties levied upon either Party or any Affiliate thereof by any jurisdiction, political subdivision, or agency for their sale or supply of the Products under this Agreement.

6.3.         Late Payments. Except for any payments that are disputed by Zomedica in good faith, any payments due under this Agreement that are not made on or before the applicable due date will bear interest at the lower of (a) the maximum rate permitted by Applicable Law and (b) the rate of five percentage points per annum above the base interest rate of the Federal Reserve System of the United States on the payment due date or, if unavailable, on the latest date prior to the payment due date on which such rate is available, calculated on a daily basis on the actual number of days elapsed from the payment due date to the date of actual payment.

6.4.         Payments. All payments due under this Agreement will be paid in U.S. Dollars, without deduction or exchange, collection, or other charges and by check, ACH, electronic funds transfer, or wire transfer of immediately available funds into an account designated by Qorvo in writing. Except as expressly set forth in this Agreement, all payments made under this Agreement will be non-refundable and creditable against any other payments due hereunder.

6.5.         Share Cap. In no event shall Zomedica issue Equity Consideration under this Agreement in excess of 19.9% of its common shares outstanding on the date of this Agreement without shareholder approval in compliance with the NYSE American rules, and in the event such limit is applicable, then in lieu of seeking Zomedica shareholder approval, any Zomedica shares to be issued above this 19.9% threshold would not be issued to Qorvo and Zomedica would pay to Qorvo an amount in cash equal to the value of these shares (and calculated pursuant to the Equity Determination Basis as if such shares had been issued).

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

7.              Manufacturing and Supply

7.1.         Supply and Purchase. During the Term, Qorvo agrees to manufacture and supply (or have manufactured and supplied) to Zomedica the Products upon the terms set forth in this Agreement and the applicable SOWs. The Products will conform to the Specifications and requirements set forth in the applicable SOWs. Qorvo will be responsible for entering into necessary supply contracts for reagents and other components required to manufacture the Cartridges. Zomedica will purchase all of Zomedica’s Purchase Requirements for the Products during each applicable period.

7.2.         Forecasts. Promptly after the Effective Date, or upon release of an Assay for a Cartridge, as applicable, Zomedica agrees to provide to Qorvo a good faith rolling 24-month forecast of Zomedica’s required quantities of the Products (by Assay type) (the “Forecast”). After delivery of the initial Forecast, Zomedica will update the Forecast on a calendar quarterly basis and deliver such Forecast to Qorvo no later than the first day of each calendar quarter. The quantities of each type of Product forecasted to be ordered in the first [*] months of each Forecast will be binding on the Parties. The quantities of each type of Product forecasted to be ordered in months [*] of each Forecast will be binding on the Parties, subject to Zomedica’s right to increase or decrease the quantities of any type of Product forecasted to be ordered in such months [*] by an aggregate total of no more than 20% per type of Product from the previously forecasted amount for such Product in any subsequent update of the Forecast. Similarly, the quantities of each type of Product forecasted to be ordered in months [*] of each Forecast will be binding on the Parties, subject to Zomedica’s right to increase or decrease the quantities of any type of Product forecasted to be ordered in such months [*] by an aggregate total of no more than 50% per type of Product from the previously forecasted amount for such Product in any subsequent update of the Forecast. The remaining months [*] of any Forecast will be non-binding on the Parties. Qorvo will establish an inventory of Sensor Modules based on each Forecast. Except in the event that (a) this Agreement is terminated by Zomedica under Section 13.2 (Termination for Cause), Section 13.3 (Termination for Insolvency), Section 13.4 (Termination for Force Majeure) or Section 13.5 (Additional Zomedica Termination Rights) or (b) Qorvo elects not to renew this Agreement according to Section 13.1 (Term), or (c) Qorvo proposes a material change to a Product pursuant to Section 7.6 (Product Changes) and Zomedica disagrees with such change in writing, Zomedica will be responsible for the cost of any quantities of Sensor Modules that are not consumed in connection with the supply to Zomedica of the Instrument and Cartridges but which were purchased by Qorvo to meet the Forecast and are specifically for use in connection with the Instruments and Cartridges to be supplied to Zomedica, unless otherwise agreed by the Parties. Notwithstanding the foregoing, Zomedica’s Forecasts will reflect its good faith expectation of demand for the Instrument and each type of Cartridge and Zomedica will act in a commercially reasonable manner to forecast orders to avoid knowingly creating production capacity delays or other issues for Qorvo or any Qorvo Supplier. Qorvo will have 10 Business Days following receipt of each Forecast to notify Zomedica that a Forecast is not in conformance with this Section 7.2 (Forecasts). If Qorvo fails to object to or reject any Forecast within such 10 Business Day period on the basis that such Forecast does not conform with this Section 7.2 (Forecasts), then Qorvo will be deemed to have accepted such Forecast.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

7.3.         Purchase Orders.

7.3.1.     Submission of Purchase Orders. No later than [*] after completion of activities under the applicable Cartridge SOW, Zomedica will submit an initial purchase order for the quantity of each type of Products set forth in the first [*] of the initial Forecast to be delivered in accordance with Section 7.2 (Forecasts) and, thereafter, on or before the first day of each calendar quarter, Zomedica will submit a purchase order for the quantity of each type of Products set forth in the first [*] of the then-current Forecast (excluding any quantities that are already covered by a prior purchase order) (“Purchase Order”). Zomedica will submit separate Purchase Orders for (a) Instruments, (b) for each type of Cartridge, and (c) for other types of Products. Zomedica will submit each Purchase Order to Qorvo by electronic transfer to such email address designated by Qorvo, which Purchase Order will, at a minimum, set forth the quantity of units ordered, the storage facility to which the components set forth in such purchase order are to be shipped, shipping instructions, and the required delivery date; provided that such delivery date will be based on Zomedica’s understanding that shipping of the Products will occur up to [*], unless otherwise agreed in the confirmed Purchase Order. Each Purchase Order will be subject to and governed by the terms of this Agreement. The terms of this Agreement will supersede any terms set forth in a Purchase Order or any Qorvo or Zomedica acceptance, confirmation, invoice, or other document related to a Purchase Order.

7.3.2.     Deficient Purchase Orders. For a given Purchase Order, if Zomedica does not place orders for the total number of each type of Product specified in the first three months of the then-current Forecast, then Qorvo will submit an invoice to Zomedica for the difference between the number of each type of Product (as applicable) set forth in the then-current binding portion of the Forecast and the number of each type of Product (as applicable) actually purchased by Zomedica in such Purchase Order. Following receipt of each such invoice, Zomedica will pay to Qorvo the amount set forth in the applicable invoice and, at its option, take delivery of the number of forecasted but not yet purchased Products (as applicable).

7.3.3.     Acceptance of Purchase Orders. Qorvo will accept or reject all Purchase Orders with an order confirmation within 10 Business Days following receipt of such Purchase Order. Subject to Section 7.5 (Circumstances Affecting Supply), Qorvo will accept all Purchase Orders for a particular calendar quarter to the extent that the Purchase Order (a) does not exceed, for each type of Product, [*]% of the quantities of such type of Product in the relevant Forecast for such calendar quarter, and (b) requires delivery no less than (i) in the case of Instruments, [*] days following the date on which Qorvo accepts the Purchase Order or (ii) in the case of all other Products, [*] days following the date on which Qorvo accepts the Purchase Order (collectively, ((a) and (b)), a “Conforming Purchase Order”). In addition, Qorvo will use commercially reasonable efforts to accept Purchase Orders that are not Conforming Purchase Orders and will notify Zomedica promptly after its receipt of such a non-conforming Purchase Order as to the extent to which it would be able to fulfill the quantities of each type of Product and delivery dates therefore set forth in each Purchase Order. If, by the end of such 10 Business Day period, Qorvo fails to provide Zomedica with written rejection of a Purchase Order on the basis that it is not a Conforming Purchase Order, such Purchase Order will be deemed to be accepted. All Conforming Purchase Orders and any other Purchase Order accepted by Qorvo will be non-cancellable unless otherwise agree by the Parties.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

7.4.         Shipping and Delivery. Unless Zomedica provides Qorvo with written notice that Zomedica elects to assume responsibility for coordinating shipping of Products from Qorvo Suppliers, Qorvo will be responsible for coordinating all aspects of shipping the Products from the Qorvo Suppliers to Zomedica or its storage facilities. Shipments will be made Ex Works (Incoterms 2010) applicable Qorvo Supplier, and the quantities of each type of Product set forth in a particular Purchase Order may be delivered in whole or in part in one or more deliveries in Qorvo’s sole discretion, provided that Qorvo will deliver (or have delivered) to Zomedica the entirety of Product ordered by Zomedica in a Conforming Purchase Order within 14 days of Purchase Order acceptance. Title and risk of loss for the Products will transfer to Zomedica when the carrier loads the Products for shipment at the Qorvo Suppliers’ facilities.

7.5.         Circumstances Affecting Supply.

7.5.1.     Notification. Each Party will promptly notify the other Party of any circumstances that it believes may be of importance as to Qorvo’s or the Qorvo Suppliers’ ability to fully meet Zomedica’s needs for any Product in a timely manner. If the Forecasts indicate that Zomedica’s need for any Product will exceed Qorvo’s or the Qorvo Suppliers’ existing capacity to supply any such Product, then the Parties will promptly meet and use good faith efforts to develop a commercially reasonable plan for Qorvo to fulfill (or have fulfilled) the forecasted demand or delivery.

7.5.2.     Supply Failure.  If within any [*] period (calculated on a rolling basis) Qorvo is unable to supply (or have supplied) at least [*]% of the quantities of any Product ordered by Zomedica in a Conforming Purchase Order within [*] after the delivery date set forth in such Conforming Purchase Order (“Supply Failure”), then the following terms will apply (not to exceed [*]): (a) upon the first occurrence of any Supply Failure within a [*] period, i) the Parties will promptly discuss in good faith the causes of such Supply Failure, ii) Qorvo will provide to Zomedica a recovery plan to promptly remediate such Supply Failure, and iii) the Price for such late-delivered Products that are subject to such first Supply Failure will be reduced by [*] (b) upon the second occurrence of any Supply Failure within the same [*] period, no later than two weeks following the Supply Failure, Qorvo will (i) initiate an internal corrective action request through its CIS system to attempt to ascertain the root cause of such Supply Failure (such investigation to be completed no later than eight days following initiation), (ii) develop an action plan to address any such causes identified on a going-forward basis, (iii) deliver the results of such investigation (including the action plan) to Zomedica promptly following the conclusion of such investigation, and (iv) the Price for such late-delivered Products that are subject to such second Supply Failure will be reduced by [*]; and (c) upon the third occurrence of any Supply Failure within the same twelve-month period, Qorvo will take such actions described in subclause (b) of this Section 7.5.2 (Supply Failure) with respect to such third Supply Failure and the Price for such late-delivered Products that are subject to such third Supply Failure will be reduced by [*]. For clarity, for purposes of this Section 7.5.2 (Supply Failure), in no event will more than one Supply Failure be deemed as having occurred with respect to any single Conforming Purchase Order for which Qorvo fails to supply (or have supplied) at least [*] of any Product within [*] after the delivery date set forth in such Conforming Purchase Order.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

7.6.         Product Changes. Qorvo will provide Zomedica with [*] advance notice of (a) any Planned Material Change and (b) any Planned Discontinuance. For any material change to or discontinuance of a Product that arises as a result of activities by a Third Party, Qorvo will promptly notify Zomedica. With respect to a discontinuance of any Cartridge, Qorvo will, at no additional cost to Zomedica, make an Acceptable Cartridge Substitute available to Zomedica for testing and purchase on a timetable such that the substitute Cartridge is available for sale by Zomedica prior to the date on which the Cartridge that it replaces is discontinued. With respect to discontinuance of any Instrument, Qorvo will, at no additional cost to Zomedica, make an Acceptable Instrument Substitute available to Zomedica for purchase on a timetable such that the Acceptable Instrument Substitute is available for sale by Zomedica prior to the date on which the Instrument that it replaces is discontinued. Within 90 days after Zomedica’s receipt of Qorvo’s notice regarding discontinuance of any Instrument or Cartridge, Zomedica may in its sole discretion submit a single Purchase Order for one or more of such discontinued Instruments or Cartridges, as applicable. Subject to Qorvo’s capacity constraints and availability of supply (as applicable), unless otherwise agreed by the Parties, Qorvo will satisfy (or have satisfied) any such Purchase Order that includes volumes of each Instrument and Cartridge and delivery times, in each case, no more than the aggregate quantities set forth in the orders placed for such Products [*] prior to such Purchase Order. For the avoidance of doubt, Qorvo may discontinue any Instrument in its sole discretion so long as Qorvo complies with this Section 7.6 (Product Changes).

7.7.         Inspection of Products. Zomedica will conduct any incoming inspection tests within 10 Business Days after the date of receipt of a shipment of Products. Any Product not rejected by Zomedica by written notice to Qorvo within such time period will be deemed accepted. In the event that any of the Products fail to comply with the then current Specifications for the applicable Products, Zomedica will report the same to Qorvo and provide supporting documentation with respect to such non-conformance and proceed in accordance with Section 11.3.2 (Defective Instrument).

7.8.         Pricing and Payment.

7.8.1.     Price. Qorvo will supply each type of Product to Zomedica at the applicable price set forth on Schedule 7.8 (the “Prices”). Notwithstanding the pricing terms set forth on Schedule 7.8, the Parties acknowledge and agree that [*]. If, at any time prior to the third anniversary of the Effective Date, there are material changes from such Qorvo estimates for one or more Products as a result of increases to anticipated commercial production volumes or any change in any of the assumptions listed on Schedule 7.8, then the Parties will negotiate in good faith a one-time change in the applicable Prices for the affected Products, provided that any such change to the Prices for the Products shall not result in a Price that is more than [*] of the then-current Price of the applicable Product(s), unless agreed by the Parties. For any Price increase, Qorvo will provide reasonable documentation to support such Price increase that is reasonably requested by Zomedica. After the third anniversary of the First Purchase Order, the Parties will negotiate in good faith changes to the pricing model set forth on Schedule 7.8; provided, however, that the pricing model set forth on Schedule 7.8 shall continue to apply after such third anniversary except to the extent changes to such pricing model are expressly agreed upon by the Parties in a written amendment to this Agreement.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

7.8.2.     Product Invoices. Qorvo will invoice Zomedica for the full cost of each Product and all associated shipping costs upon shipment to Zomedica. All invoices will specify, as appropriate, the quantity of Products delivered and such other information as the Parties may agree upon from time to time.

7.8.3.     Payment Terms. Zomedica will pay all invoiced amounts within [*] after receiving the applicable invoice. All payments made pursuant to Article 7 (Manufacturing and Supply) are subject to and will be made in accordance with Section 6.2 (Taxes and Withholding) and Section 6.4 (Payments). Any payments under this Article 7 (Manufacturing and Supply) and Article 8 (Support) that are not made on or before the applicable due date will bear interest in accordance with Section 6.3 (Late Payments).

7.9.         Minimum Requirements.

7.9.1.     Zomedica Minimum Cartridge Purchase Quantities. Without limiting the quantity of each type of Cartridge set forth in the binding portion of the Forecast for any given period, Zomedica will place Purchase Orders for at least one lot of [*] cartridges for each Cartridge in each calendar quarter (for each Cartridge, the “Minimum Cartridge Purchase Quantity”). Notwithstanding the foregoing: (a) the Minimum Cartridge Purchase Quantity will not apply with respect to a Cartridge in any calendar quarter during which a Supply Failure has occurred for such Cartridge or any subsequent calendar quarter, provided that Zomedica will be obligated to resume placing Purchase Orders for the full Minimum Cartridge Purchase Quantity of such Cartridge with respect to the applicable Cartridge starting with the calendar quarter immediately after the first full calendar quarter during which there is no Supply Failure, and (b) the Parties will discuss in good faith reasonable adjustments to the Minimum Cartridge Purchase Quantity for certain novel Assays that may have slower initial adoption but could ultimately have high growth potential. If, in a given calendar year, Zomedica does not order a volume of Cartridges at least equal to the Minimum Cartridge Purchase Quantity for each applicable Cartridge for such year (after taking into account any calendar quarters for which the Minimum Cartridge Purchase Quantity for such Cartridge did not apply, as set forth in the preceding sentence), then, as Qorvo’s sole remedy and Zomedica’s sole liability with respect to such failure, Qorvo may submit an invoice to Zomedica for the amount equal to the difference between the amount required to purchase the Minimum Cartridge Purchase Quantity for such Cartridge and the amount actually spent by Zomedica on purchases of such Cartridge, and Zomedica will pay to Qorvo the amount set forth in such invoice within [*] of receipt of such invoice.

7.9.2.     Zomedica Minimum Spending Requirements. In consideration for Qorvo’s exclusivity obligations under Section 5.5.1 (Qorvo Exclusivity), subject to Section 14.3 (Inventory Sell Off), Zomedica agrees to purchase at least the spend level for Products set forth in Table 7.9.2 below (the “Minimum Spending Requirements”). The Parties acknowledge and agree that the Minimum Spending Requirements are based on the information available to the Parties at the Effective Date. If unforeseen material changes to such information, or to assumptions embedded in the Forecasts, should arise, then the Parties agree to revisit and renegotiate the Minimum Spending Requirements in good faith. If Zomedica does not satisfy any one of the Minimum Spending Requirements set forth in Table 7.9.2 (Zomedica Minimum Spending Requirements) for the applicable time period (after taking into account any applicable Minimum Spending Requirement Extensions), then, within [*] after the end of the applicable time period, Zomedica shall pay to Qorvo the difference between the Minimum Spending Requirement for such time period and the amount actually spent by Zomedica.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

Table 7.9.2: Minimum Spending Requirements (Minimum Aggregate Spend)
Total Aggregate Dollar Spent – Products
1	By the end of [*] following the date of First Purchase Order	[*]
2	By the end of [*] following the date of First Purchase Order	[*]
3	By the end of [*] following the date of First Purchase Order	[*]

Notwithstanding the foregoing, each date set forth in Table 7.9.2 by which Zomedica is required to meet each Minimum Spending Requirement will be extended by the number of days equal to the aggregate length of all days of all discrete, non-overlapping Blockage Periods (“Minimum Spending Requirement Extensions”) (and, if such Minimum Spending Requirement Extensions would require any such date to extend beyond the date that is 10 years after the Effective Date, then the Initial Term also will be extended to end on such date, unless the Initial Term is terminated early in accordance with this Agreement).

7.10.      Recalls; Complaints; Regulatory Actions.

7.10.1.  Zomedica will maintain inventory and sales records with respect to the Products purchased under this Agreement in sufficient detail to enable Zomedica to conduct an effective recall of the Products if Zomedica reasonably determines that such a recall is required or otherwise necessary or appropriate. In the event of a recall caused by any Products, Zomedica will be responsible for handling and conducting the recall, provided that (i) Zomedica will consult with Qorvo, or any applicable Third Party supplier specified by Qorvo, regarding the decision to implement a recall of any Products and, if Zomedica decides not to conduct a recall with respect to a Product that Qorvo believes in good faith should be recalled, then Qorvo will have the right to handle and conduct the recall for such Product and (ii) to the extent a recall arises from a manufacturing or design defect of a Product (excluding, for the avoidance of doubt, any issues caused by Zomedica’s or a Zomedica customer’s use or handling of the Product), Qorvo will pay all costs reasonably incurred by Zomedica for actions taken by Zomedica in connection with such recall that are (a) required by Applicable Law, (b) required pursuant to a contractual obligation of Zomedica or (c) agreed in writing by Qorvo.

7.10.2.  Each Party will notify the other Party of any complaint of which it becomes aware relating or potentially relating to any Product supplied by Qorvo hereunder no later than five Business Days following such date that it becomes aware of such complaint.

7.10.3.  If Qorvo receives a warning letter, notice of violation, inspection or audit request or other notice or communication from a Regulatory Authority, in each case, relating to the Products or facilities where such Product are manufactured, then Qorvo will notify Zomedica no later than five Business Days following receipt thereof.

8.              Support

8.1.         Support Services. During the Term, and upon request by Zomedica, Qorvo will provide Support Services to Zomedica for Products under the terms set forth on Schedule 8.1 (“Support Services”). Except as explicitly set forth on Schedule 8.1, Zomedica will be responsible for providing installation, customer service and support to End Users for Products.

8.2.         Additional Support Services. During the Term, and upon request by Zomedica, Qorvo will provide certain additional services to Zomedica pursuant to a Services SOW agreed to by the Parties that would govern the terms of such services (“Additional Services”). Each Services SOW will set forth at least the following information: (a) a description of the Additional Services agreed to by the Parties, and (b) the fees for the Additional Services (“Additional Service Fees”) No Services SOW or any Change Authorization thereto will be effective until executed by a duly authorized representative of each Party. Once so executed by each Party, each Services SOW (including any Change Authorization thereto) will be incorporated into this Agreement and subject to the terms hereof. Qorvo will invoice Zomedica for the Additional Service Fees on a calendar quarterly basis in equal installments in advance and Zomedica will pay all invoiced amounts in accordance with Section 7.8.3 (Payment Terms).

9.              Intellectual Property Rights; Licenses

9.1.         Background Intellectual Property. As between Qorvo and Zomedica, and subject to the licenses granted under this Agreement, each Party will retain ownership of all of its Intellectual Property Rights (whether owned or controlled) (a) in existence prior to the Effective Date, or (b) developed by or on its behalf thereafter solely by it or its employees or agents in the performance of activities outside the scope of this Agreement and the Parties’ relationship hereunder (“Qorvo Background IP” and “Zomedica Background IP,” respectively, and collectively, “Background IP”).

9.2.         Developed Intellectual Property. All Intellectual Property invented, created, or developed by either Party, its employees or agents acting alone or together in connection with the development or use of the Products under this Agreement that relates to any of the Products or that is otherwise created using, or that incorporates, Qorvo Background IP, in each case, other than Excluded Zomedica IP (the “Developed IP”) will be owned by Qorvo. Accordingly, Zomedica hereby assigns and agrees to assign all of its rights, title, and interests in and to the Developed IP to Qorvo and Qorvo hereby accepts and will accept such assignment. Zomedica will ensure that all of its employees and subcontractors that may invent, create, or develop Developed IP have entered into written obligations to provide notification of, and assign, all Developed IP to Qorvo. Zomedica will promptly disclose to Qorvo all Developed IP invented, created, or developed by or on behalf of Zomedica during the course of performing activities under this Agreement. For Developed IP invented, created, or developed (a) solely by Zomedica, a Sublicensee or an employee or agent acting on behalf of Zomedica or a Sublicensee, or (b) jointly by the Parties (including by any Sublicensee of a Party or any of their respective employees or agents) ((a) and (b), collectively, “Zomedica Developed IP”), Qorvo grants to Zomedica a perpetual, irrevocable, non-exclusive, sublicensable, transferable (in accordance with Section 15.2 (Assignment)), royalty-free, fully-paid license under such Zomedica Developed IP for any and all purposes in the Field. For the avoidance of doubt, the foregoing license grant to Zomedica Developed IP does not grant Zomedica any right to use Intellectual Property that is owned or controlled by Qorvo, other than the Zomedica Developed IP.

9.3.         Joint Intellectual Property.

9.3.1.     All Intellectual Property other than Developed IP and Excluded Zomedica IP that is developed, invented, or conceived, (a) solely by or on behalf of a Party that is derived from the Confidential Information or Intellectual Property of the other Party while performing any activities under this Agreement or (b) jointly by representatives of both Parties (collectively, (a) and (b), “Joint Intellectual Property”), will be jointly owned by both Parties provided, however that neither Party will obtain any rights in the Background IP of the other Party.

9.3.2.     Each Party will promptly disclose to the other Party all potentially patentable inventions that may constitute Joint Intellectual Property.

9.3.3.     Subject to the terms of this Agreement, either Party may exploit or license the Joint Intellectual Property for any purpose without any duty of accounting to the other Party, and each Party hereby consents and will consent to any such exploitation or licensing.

9.3.4.     The JDC will identify all Joint Intellectual Property and determine allocation of responsibility for prosecuting, maintaining, and enforcing the Joint Intellectual Property.

9.4.         Further Assurances. Each Party will take, and will cause to be taken by its employees or agents, all actions reasonably necessary to effectuate Intellectual Property ownership as set forth in this Article 9 (Intellectual Property Rights; Licenses), including by executing or causing execution of further assignments, consents, releases, and other commercially reasonable documentation and providing good faith testimony by declaration, affidavit, in-person, or otherwise.

9.5.         Trademarks and Branding. Zomedica will provide product trademarks and other branding (including packaging requirements) to be applied on the Products as agreed by the Parties or as otherwise set forth in an Instrument SOW. Qorvo will have the right, at its option, to include on one or more Products, or components of the Products, Qorvo’s name and logo or other designation indicating that such Product, or component thereof, were designed by Qorvo. Other than with respect to the branding, logos, and attributions described in this Section 9.5 (Trademarks and Branding) to be included on the Products, neither Party will use the other Party’s names or logos without such other Party’s express permission.

9.6.         Qorvo Development License. During the Term, and subject to the terms of this Agreement, Zomedica hereby grants to Qorvo a nonexclusive, sublicensable, royalty-free, fully-paid license under Zomedica Background IP, Excluded Zomedica IP, and Zomedica’s interest in the Joint Intellectual Property solely to the extent reasonably necessary for Qorvo to perform its obligations or exercise its rights under this Agreement.

9.7.         Notification of Third Party Claims. Each Party will promptly notify the other Party of any Third Party claim that the manufacture, use, distribution, or other exploitation of any Product hereunder infringes, misappropriates or otherwise violates the Intellectual Property Rights of any Third Party, to the extent that a Party has actual knowledge of such Third Party claim.

10.           Confidentiality

10.1.      Confidential Information. As used in this Agreement, the term “Confidential Information” will mean any information, data, or know-how, including, without limitation, ideas, inventions, algorithms, concepts, trade secrets, technical know-how, product specifications, schematics, technical drawings, systems, forecasts, strategies, plans, processes, procedures, techniques, methods, designs, customer and vendor information, prospect information, finances of a Party and any other information that a Party (a “Discloser”) discloses or has disclosed to the other Party (a “Recipient”) in tangible or non-tangible form and is identified as confidential at the time of disclosure or the like, or may be reasonably inferred to be confidential or proprietary by the nature of the content and context of the disclosure, including all information disclosed prior to the Effective Date pursuant to the NDA. Notwithstanding the foregoing, Confidential Information will not include information, technical data or know-how which (a) at the time of disclosure, is available to the general public, (b) at a later date, becomes available to the general public through no fault of Recipient and then only after such later date, (c) is received by Recipient at any time from a Third Party without breach of a non-disclosure or confidentiality obligation to Discloser, (d) as shown by proper documentation, is known to Recipient at the time of disclosure, or (e) as shown by proper documentation, is developed independently by Recipient, other than information related to any specification, sample, prototype, design concepts, manufacturing techniques, medical protocol, medical procedure, and business strategies disclosed by Discloser, which will be at all times considered Confidential Information. Notwithstanding the foregoing, any information related to any specification, sample, prototype, design concepts, manufacturing techniques, medical protocol, medical procedure, and business strategies disclosed by Discloser will be considered Confidential Information. Information will not be deemed to be available to the general public for the purposes of the above exclusions from the definition of Confidential Information (x) merely because it is embraced by more general information in the prior possession of Recipient or of others, or (y) merely because it is expressed in public literature in general terms not specifically in accordance with Confidential Information. Except for any Product marketing materials, all Developed IP and any Qorvo proprietary information related to a Product is the Confidential Information of Qorvo; provided, however, that in no event will the foregoing be construed to in any way limit or restrict the rights of Zomedica or its sublicensees or permitted transferees under the license granted to Zomedica with respect to Zomedica Developed IP in Section 9.2 (Developed Intellectual Property). Each Party’s Background IP is the Confidential Information of such Party. The terms of this Agreement is the Confidential Information of both Parties.

10.2.      Non-Disclosure and Non-Use. The Parties agree that it is imperative for each of them that Confidential Information remain confidential. Accordingly, in order to maintain the confidentiality of the Confidential Information, and in consideration of each Party’s making it available to the other Party, the Parties hereby further agree as follows: (a) not to disclose or otherwise reveal, without the Discloser’s prior written consent, any portion of the Confidential Information or any notes, extracts, summaries or other materials derived in any way from the inspection or evaluation thereof by the Recipient, except to its employees, directors, officers, and representatives that have a need to know such Confidential Information in order to exercise that Party’s rights and perform its obligations under this Agreement and who agrees in writing to be bound by the terms of this Agreement or an agreement with terms no less protective of the Discloser’s Confidential Information than this Agreement; (b) not to use the Confidential Information for personal gain or to advance or support its business ventures or the business ventures of Third Parties, other than to exercise rights or perform obligations under this Agreement and for no other purpose; (c) to protect the Discloser’s Confidential Information as it protects its own Confidential Information of a similar nature, but in any case will use no less care than reasonable care; and (d) the Recipient will not include the Discloser’s Confidential Information in any application for patent or utility model or design protection in any country filed by or on behalf of the Recipient. In addition, the Recipient will not manufacture or have manufactured by itself or Third Parties products that use the Discloser’s Confidential Information except as otherwise agreed in writing by the Parties, and upon discovery of an unauthorized disclosure, the Recipient will endeavor to prevent further disclosure or use and will notify the Discloser immediately. Except as otherwise expressly set forth herein, neither Party will have any liability resulting from use of the Confidential Information by the other.

10.3.      Permissive Disclosure. Notwithstanding any other terms or conditions of this Agreement, the Recipient may disclose Confidential Information to satisfy a legal demand by a court of competent jurisdiction, or as necessary in regulatory proceedings, provided that the Recipient first advises the Discloser prior to the disclosure, unless such notice is prohibited by Applicable Law, so that the Discloser may seek appropriate relief from the court order or regulatory body, and, provided further, that the Recipient will disclose only that portion of the Confidential Information which is legally required to be disclosed and request confidential treatment of the Confidential Information by the court or regulatory body. In addition, nothing in this Agreement will prohibit a Party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing Party will use good faith efforts to notify and consult with the other Party prior to such disclosure and, where applicable, will diligently seek confidential treatment to the extent such treatment is available under applicable securities laws.

10.4.      Restrictions. Zomedica acknowledges and agrees that the Platform (including any Product) constitutes the Confidential Information of Qorvo. Zomedica agrees not to, unless explicitly agreed to or directed in writing by Qorvo, (a) disassemble, reverse-engineer, reverse-compile, or reverse-assemble the Products or any other component of the Platform, (b) separate, extract, or isolate any components of the Platform or perform other unauthorized analysis of the Platform (including the Cartridges), (c) gain access to or determine the methods of operation of the Instrument, (d) use any other cartridge other than a Qorvo-supplied Cartridge or any non-Qorvo-supplied reagent or consumable in the operation of the Instrument (unless the specifications or documentation for the Instrument states otherwise), (e) use any Cartridge with a non-Qorvo-supplied instrument, or (f) provide any software installed on any Instrument to a Third Party (other than as part of a transfer of the Instrument on which such software is installed), provided such restriction (in clause (f)) will not prohibit Zomedica from building back-end data capture solutions that interface with software installed on an Instrument.

10.5.      Reproduction. The Recipient will not copy or reproduce the Confidential Information provided or made available by the Discloser without the Discloser’s prior written permission, except for such copies as may reasonably be required to exercise rights or perform obligations under this Agreement.

10.6.      Publicity. Except as is necessary to enforce their respective rights under this Agreement, or disclosure to a Party’s legal or financial advisors or as permitted under Section 10.3 (Permissive Disclosure), and except as otherwise agreed to by the Parties in writing, the Parties will keep the terms of this Agreement confidential. Zomedica acknowledges the confidential and regulated nature of the Products and agrees that it may issue a press or news release, or make any similar public statements related to the Products, only if accurate at the time of issuance, otherwise in compliance with Applicable Law, and subject to the prior review and written approval of Qorvo not to be unreasonably withheld. Any such approved release, publicity or announcement made previously in accordance with this Section 10.6 (Publicity) may be re-issued; provided that the information contained therein remains accurate at the time of re-issue.

11.           REPRESENTATIONS AND WARRANTIES

11.1.      Authorization; Enforceability. Each Party represents and warrants to the other that (a) it has the power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate, limited liability company or otherwise); and (c) the Agreement constitutes its valid and binding obligation enforceable against the Party in accordance with its terms.

11.2.      No Conflicts. Each Party represents and warrants to the other that the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with its constitutive corporate documents, (b) violate any Applicable Law, or (c) result in any breach of, default under, or conflict with, any of the terms, conditions or provisions of any agreement, instrument, license, permit, or other obligation to which it is a party or by which it is bound.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

11.3.      Supply Warranties.

11.3.1.  Instrument Warranty. Qorvo warrants that for a period of [*] months after the date of shipment of each Instrument to Zomedica (or, in cases where Zomedica purchases an extended warranty for the applicable price set forth on Schedule 7.8, for a period of [*] months after the date of shipment of each Instrument to Zomedica) (the “Instrument Warranty Period”), each Instrument will conform to the Specifications and will be free from defects in material and workmanship (excluding ordinary wear and tear). Warranty support by Qorvo will be provided as set forth in Schedule 8.1. Zomedica will have the right to purchase and resell Instrument warranty rights from Qorvo at prices set forth in Schedule 7.8.

11.3.2.  Defective Instrument. If at any time during the Instrument Warranty Period for a particular Instrument, Zomedica believes that such Instrument does not conform to its Specifications, then Zomedica will be responsible for supplying to its customers an alternate Instrument from its safety stock (which safety stock of Instruments Zomedica will be responsible for holding, in such quantities reasonably determined by Zomedica). Zomedica will return the allegedly non-conforming Instrument to Qorvo or the applicable Qorvo Supplier for testing following Qorvo’s standard return authorization procedures. Qorvo will notify Zomedica as promptly as reasonably possible whether it accepts Zomedica’s basis for any rejection. If, following such testing, any Instrument is determined by Qorvo not to conform with the applicable Specifications therefor or if Qorvo otherwise breaches its warranties under Section 11.3.1 (Instrument Warranty), then Qorvo will, in Qorvo’s reasonable discretion, (a) refund the amounts paid by Zomedica for such Instrument, (b) repair such Instrument within [*] after receipt of notification of such non-conformance or breach by Zomedica, or (c) replace such Instrument within [*] after receipt of notification of such non-conformance or breach by Zomedica. If, after Qorvo’s inspection, the rejected Instrument is found to conform to its Specification, then Zomedica will (i) pay all costs of return of the goods and (ii) reimburse Qorvo for Qorvo’s expenses incurred in inspecting or testing the applicable Instrument, which will equal the cost of an initial inspection consisting of no more than eight hours of Qorvo engineering time at Qorvo’s then-current internal rate. If the rejected Product is found to conform to its Specification and Zomedica requests that Qorvo repair such Instrument, then Qorvo will provide a quote to Zomedica for a full repair and, upon acceptance of such quote by Zomedica, Qorvo shall invoice Zomedica for the repair and will make such repair upon receipt of the amount set forth in such invoice.

11.3.3.  Remedies. Without limiting Zomedica’s remedies under Section 12.1 (Indemnification by Qorvo), the remedies set forth in Section 11.3.2 (Defective Instrument), together with Zomedica’s rights under Section 7.10.1 and Section 13.2 (Termination for Cause), will be the sole remedies of Zomedica with respect to any defect in any Instrument or breach of warranty under Section 11.3.1 (Instrument Warranty). Qorvo will have no liability with respect to any warranty claim, whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, except as set forth in this Agreement. Except as provided in Section 11.3.2 (Defective Instrument) and Section 7.10.1, and without limiting Zomedica’s remedies under Section 12.1 (Indemnification by Qorvo), in no event will Qorvo will be liable for any expenses incurred by Zomedica, directly or indirectly, relating to any defect in any Instrument, including any expenses of field service technicians or similar personnel. As between Zomedica and Qorvo, all warranty claims of Zomedica arising from a defect in a Product will, to the extent permitted by Applicable Law, be time-barred after expiration of (a) for warranty claims under Section 11.3 (Supply Warranties) of this Agreement, the applicable warranty period, or (b) for all other claims, one year after Zomedica’s receipt of such Product.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

11.4.      Cartridge Shelf Life. For each Cartridge, the Parties will set forth in the applicable Cartridge SOW or otherwise agree in writing to the shelf-life that will apply to such Cartridge (the “Cartridge Shelf Life”). Each Cartridge will, on the date of shipment to Zomedica, have at least (a) [*] of Cartridge Shelf Life remaining if shipped on a quarterly basis and (b) [*] of Cartridge Shelf Life remaining if shipped on a monthly basis. Each manufacturing lot of Cartridges will, prior to shipment to Zomedica, undergo quality assurance testing (such testing to be conducted on a statistically significant sample of Cartridges from such lot) reasonably designed to identify manufacturing defects in such lot.

11.5.      Support Services Warranty. Qorvo warrants that it will perform the Support Services and Additional Services rendered under this Agreement in a professional manner consistent with industry standards.

11.6.      No Confidential Information of Other Parties. Each Party represents and warrants to the other that it has not used, and will not use in the course of its performance hereunder, and will not disclose to the other, any confidential information of any Third Party, unless it is expressly authorized in writing by such third party to do so.

11.7.      DISCLAIMER. EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTION 11.1 (AUTHORIZATION; ENFORCEABILITY), SECTION 11.2 (NO CONFLICTS), SECTION 11.3 (SUPPLY WARRANTIES), SECTION 11.4 (CARTRIDGE SHELF LIFE), SECTION 11.5 (SUPPORT SERVICES WARRANTY), AND SECTION 11.6 (NO CONFIDENTIAL INFORMATION OF OTHER PARTIES), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY AGAINST INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING THE PRODUCTS, THE QORVO PRODUCT TECHNOLOGY, OR SUCH PARTY’S OBLIGATIONS UNDER THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES OF EACH OF PARTY EXTEND ONLY TO THE OTHER PARTY (EXCEPT THAT ZOMEDICA MAY RESELL TO ANY CUSTOMER QORVO’S WARRANTIES SET FORTH IN SECTION 11.3 (SUPPLY WARRANTIES) AND SECTION 11.4 (CARTRIDGE SHELF LIFE)). NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTION 12.1 (INDEMNIFICATION BY QORVO), SECTION 12.2 (INDEMNIFICATION BY ZOMEDICA) AND SECTION 12.3 (INDEMNIFICATION FOR INFRINGEMENT).

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

12.           indemnification; liability

12.1.      Indemnification by Qorvo. Qorvo agrees to defend, indemnify, and hold Zomedica and its Affiliates and its and their respective officers, directors, employees and agents (collectively, “Zomedica Indemnified Parties”) harmless against any and all claims, suits or proceedings brought by a Third Party (“Third Party Claims”) against any Zomedica Indemnified Party and will pay all expenses, settlements, awards, fines and costs of defense, including court costs and reasonable attorneys’ fees and expenses (collectively, “Losses”) with respect to Third Party Claims, in each case to the extent the Third Party Claim arises out of, or relates to (a) the breach by Qorvo of any covenant, representation, or warranty contained in this Agreement; or (b) any product liability or personal injury arising from or relating to any defect or other failure of an Instrument that does not conform to its applicable Specification and supplied by Qorvo to Zomedica under this Agreement. Qorvo will have no liability to Zomedica under this Section 12.1 (Indemnification by Qorvo) to the extent Zomedica is obligated to indemnify Qorvo for any such matter pursuant to Section 12.2 (Indemnification by Zomedica) or Section 12.3 (Indemnification for Infringement) of this Agreement. In no event shall Qorvo’s total liability under this Section 12.1 (Indemnification by Qorvo) exceed [*].

12.2.      Indemnification by Zomedica. Zomedica agrees to defend, indemnify, and hold Qorvo and its Affiliates and its and their respective officers, directors, employees and agents (collectively, “Qorvo Indemnified Parties”) harmless against any and all Third Party Claims against any Qorvo Indemnified Party and will pay all Losses with respect to Third Party Claims, in each case to the extent the Third Party Claim arises out of, or relates to (a) the breach by Zomedica of any covenant, representation or warranty contained in this Agreement, (b) any allegation that the development, manufacture, use, sale, offering for sale, having made or importation of any Assay infringes, misappropriates or otherwise violates the Intellectual Property of any Third Party; or (c) any product liability or personal injury arising from or relating to a Product sold by Zomedica (other than due to any defect or other failure of an Instrument that does not conform to its applicable Specification and supplied by Qorvo to Zomedica under this Agreement). Notwithstanding the foregoing, Zomedica will have no liability to Qorvo under this Section 12.2 (Indemnification by Qorvo) to the extent Qorvo is obligated to indemnify Zomedica for any such matter pursuant to Section 12.1 (Indemnification by Qorvo) or Section 12.3 (Indemnification for Infringement) of this Agreement. In no event shall Zomedica’s total liability under this Section 12.2 (Indemnification by Zomedica) exceed [*].

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

12.3.      Indemnification for Infringement. Subject to Section 5.6 (Ex-U.S. Distribution), if a Third Party files a claim or brings an action against any Zomedica Indemnified Party alleging that a Product, as delivered by Qorvo to Zomedica, or the making, having made, use, sale, offering for sale or importation thereof, infringes or misappropriates such Third Party’s Intellectual Property Right, and if Qorvo is promptly advised of any such claim or action by Zomedica, then Qorvo will assume and have sole control of the defense of any such action or claim in accordance with Section 12.4 (Indemnification Procedure) and shall be responsible for any Losses with respect to such action or claim based on such infringement or misappropriation. If at any time use of a Product is enjoined or is discontinued because of such action, Qorvo shall, at its sole option and expense, either procure for Zomedica the right to continue using the Product, replace, or modify the Product so that it becomes non-infringing (without materially decreasing the functionality, sensitivity or efficacy of such Product) or issue Zomedica a credit for the purchase price of the Product and accept its return. Qorvo will not have any liability or obligation under this Section 12.3 (Indemnification for Infringement) to the extent the infringement of a Third Party right is based in any way upon (i) the use of the Product in combination with other components, equipment or software not furnished by Qorvo; (ii) use of a Product in practicing any process; (iii) any Product which has been modified or altered after delivery to Zomedica; (iv) the manner in which the Product is used even if Qorvo has been advised of such use; (v) Qorvo’s compliance with designs, specifications or instructions that are specifically requested by Zomedica; (vi) infringement, misappropriation, or other violation of a Third Party’s patent rights in any country or jurisdiction outside of the U.S. in which Qorvo objects to the distribution of Products as set forth under Section 5.6 (Ex-U.S. Distribution); or (vii) Zomedica’s failure to obtain Third Party Assay IP Rights in accordance with Section 5.3 (Third Party Intellectual Property). In no event shall a Party’s total liability to the other Party under this Section 12.3 (Indemnification for Infringement) exceed [*]. If any suit or proceeding is brought against Qorvo based on a claim that a portion of the Products manufactured by or on behalf of Qorvo in compliance with designs, specifications, or instructions that are specifically required by Zomedica directly infringe any Third Party Intellectual Property, then indemnification obligations for infringement set forth herein with respect to Qorvo shall apply mutatis mutandis with respect to Zomedica to the extent related to such portion of the Products. The foregoing states the sole and exclusive liability of the Parties for infringement or misappropriation of a Third Party’s intellectual property rights and is in lieu of all warranties, express, implied, or statutory, in regard thereto. Other than as explicitly stated in this Agreement, no license or right is granted by either Party to the other Party under any patent, patent application, trademark, copyright, software, or trade secret.

12.4.      Indemnification Procedure. If either Party is seeking indemnification under Section 12.1 (Indemnification by Qorvo), Section 12.2 (Indemnification by Zomedica) or Section 12.3 (Indemnification for Infringement) (the “Indemnified Party”), it will inform the other Party (the “Indemnifying Party”) of the Third Party Claim giving rise to such indemnification obligations within 15 days after receiving written notice of the Third Party Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Third Party Claim will not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party will have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party will have the right to assume the defense of any such Third Party Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party will have the right to participate, at its own expense and with counsel of its choice, in the defense of any Third Party that has been assumed by the Indemnifying Party. Neither Party will have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent will not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party will not admit liability of the Indemnified Party without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned, or delayed. If the Parties cannot agree as to the application of Section 12.1 (Indemnification by Qorvo) or Section 12.2 (Indemnification by Zomedica) as to any Third Party Claim, then the Parties may conduct separate defenses of such Third Party Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 12.1 (Indemnification by Qorvo) or Section 12.2 (Indemnification by Zomedica), as applicable, upon resolution of the underlying Third Party Claim.

12.5.      Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND (INCLUDING ANY LOSS OF REVENUE, LOSS OF GOODWILL, LOSS OF BUSINESS OPPORTUNITY, LOSS OF PROFITS OR LOSS OF DATA, IN EACH CASE, TO THE EXTENT CONSTITUTING INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES), IN ALL SUCH CASES ARISING IN ANY MANNER FROM THIS AGREEMENT OR THE PERFORMANCE OR NONPERFORMANCE OF OBLIGATIONS HEREUNDER REGARDLESS OF THE FORESEEABILITY THEREOF; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS WILL NOT APPLY TO ANY RIGHTS, DAMAGES, OR REMEDIES A PARTY MAY HAVE RELATING TO (A) ANY UNAUTHORIZED USE OF ITS INTELLECTUAL PROPERTY, (B) ANY VIOLATION OF AN OBLIGATION OF CONFIDENTIALITY HEREUNDER, (C) ANY VIOLATION OF AN OBLIGATION OF EXCLUSIVITY HEREUNDER, (D) EITHER PARTY’S OBLIGATION UNDER THIS AGREEMENT TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY FOR ANY THIRD PARTY CLAIM, OR (E) ANY GROSS NEGLIGENCE, FRAUD, OR INTENTIONAL MISCONDUCT BY THE OTHER PARTY. EXCEPT FOR damages or other liabilities arising out of or relating to a party's failure to comply with its obligations under SECTION 5.5 (Exclusivity), SECTION 9 (INTELLECTUAL PROPERTY RIGHTS; LICENSES) OR SECTION 10 (CONFIDENTIALITY), AND EXCEPT AS OTHERWISE PROVIDED IN sECTION 12.1 (iNDEMNIFICATION by qorvo), sECTION 12.2 (iNDEMNIFICATION by zomedica) and sECTION 12.3 (iNDEMNIFICATION FOR INFRINGEMENT), IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE GREATER OF (I) $15,000,000 OR (II) THE AGGREGATE AMOUNTS PAID OR PAYABLE TO QORVO FOR SUPPLY OF PRODUCTS PURSUANT TO SECTION 7.8 (PRICING AND PAYMENT) IN THE 12 MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

12.6.      Insurance. Each Party agrees to maintain during the Term and for five (5) years thereafter, at its own expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement, and any agreement related hereto, and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the veterinary medicine industry for the activities to be conducted by or on behalf of a Party under this Agreement. Each Party will be named as an additional insured under such policies of the other Party, and each Party will provide, at the other Party’s request, a certificate of insurance evidencing its obligations hereunder. Each Party will provide the other Party with thirty (30) days’ written notice of cancellation, modification or termination of such insurance.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

13.           TERM and termination

13.1.      Term. The initial term of this Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), will expire on the 10th anniversary of the Effective Date (the “Initial Term”). Upon expiration of the Initial Term or any Renewal Term (as defined below), the term of this Agreement shall automatically renew for additional one (1) year periods (each, a “Renewal Term”), until (i) either Party delivers written notice of such Party's intent not to renew this Agreement provided no later than ninety (90) days prior to the end of the then-current term; or (ii) this Agreement is terminated pursuant to this Article 13, whichever occurs first. The Parties may additionally extend the term of this Agreement by written agreement. The Initial Term and any Renewal Terms (each, as may be terminated early pursuant to this Article 13) are referred to, collectively, as the “Term.”

13.2.      Termination for Cause. Either Party may, without prejudice to any other rights it may have, terminate this Agreement by providing written notice to the other Party if the other Party breaches any of its representations, warranties or obligations under this Agreement and fails to cure such breach within [*] after receiving written notice thereof from the non-breaching Party, provided that if the alleged breaching Party disputes in good faith the existence or materiality of any such breach specified in the notice provided by the other Party, and the alleged breaching Party provides notice of such dispute within such 180 day cure period then such 180 day cure period will be tolled during the pendency of such dispute and the Party alleging such breach will not have the right to terminate this Agreement unless and until such dispute is resolved.

13.3.      Termination for Insolvency. Either Party may terminate this Agreement by written notice in the event that either Party: (a) is liquidated or dissolved, (b) becomes insolvent, (c) suffers a receiver or trustee to be appointed for it or any part of its property, (d) makes a general assignment for the benefit of its creditors, (e) institutes any proceeding under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors, or (f) has an involuntary proceeding filed against it under any law relating to bankruptcy or insolvency or the reorganization or relief of debtors that remains unopposed for a period of 30 days.

13.4.      Termination for Force Majeure. Either Party may terminate this Agreement in accordance with Section 15.5 (Force Majeure).

13.5.      Additional Zomedica Termination Rights. If the [*] is not achieved on or before [*], then the issue shall be referred to Qorvo’s Senior Director of Strategy and Business Development and Zomedica’s Chief Executive Officer and such Persons will discuss in good faith a plan directed towards achieving the [*] within a reasonable timeframe. If the Parties have met (either telephonically or in person) at least three times to discuss such plan in good faith and no Party has unreasonably or in bad faith refused any such meeting on or prior to [*], and if the Parties are unable to agree by [*] on a plan for achieving the [*] within a reasonable timeframe, then Zomedica may terminate this Agreement upon [*] prior written notice to Qorvo; provided, however, that this Agreement will not terminate if Qorvo achieves the [*] within such [*] period.

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

13.6.      Additional Qorvo Termination Rights. Upon the occurrence of an Initial Payment Failure Event, this Agreement shall immediately terminate pursuant to clause (i) of Section 6.1.3 (Failure to Pay).

14.           effects of expiration or termination

14.1.      Effect of Expiration or Termination. Upon any expiration or termination of this Agreement, and subject to Section 14.2 (Last Time Buy), Section 14.3 (Inventory Sell Off) and Section 14.4 (Survival), each Party’s rights, licenses, and obligations hereunder will terminate, provided that neither Party will be released from any obligation that accrued prior to the effective date of such expiration or termination, and such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement. Within 20 days of the expiration or termination of this Agreement for any reason, each Party will return to the other Party all materials provided to it by the other Party hereunder, including all Confidential Information and all copies or embodiments thereof in their possession, and will destroy or render unusable all other Confidential Information and copies thereof which for any reason cannot be delivered to the Party that disclosed the Confidential Information. In such event, an authorized representative of the Party that received the Confidential Information will certify in writing to the other Party that all Confidential Information has been destroyed or delivered to the Party that originally disclosed it.

14.2.      Last Time Buy. During the [*] immediately prior to the expiration of this Agreement pursuant to Section 13.1 (Term) or, in the event that the Parties agree to terminate this Agreement, within [*] after the effective date of such termination, Zomedica may in its sole discretion, and subject to and in accordance with Section 7.9 (Minimum Requirements), submit a single Purchase Order for one or more Products. For the avoidance of doubt, while Zomedica must submit a Purchase Order within the time frames set forth above, if agreed by Zomedica and Qorvo the ordered Products may be shipped over a longer period of time (including in staggered shipments) up to a maximum of [*] from the effective date of expiration or termination of this Agreement. Subject to Qorvo’s capacity constraints and availability or supply (as applicable), unless otherwise agreed by the Parties, Qorvo will satisfy (or have satisfied) any such Purchase Order that includes volumes of each Instrument and Cartridge and delivery times, in each case, no more than the aggregate quantities set forth [*] immediately prior to such Purchase Order.

14.3.      Inventory Sell Off. Upon termination or expiration of this Agreement for any reason, (a) on a Cartridge-by-Cartridge basis, during the Cartridge Inventory Sell Off Period, Zomedica will have the right to continue to distribute, market, and promote sales of the Cartridges for the Assays on a non-exclusive basis in accordance with the terms of this Agreement and, (b) on an Instrument-by-Instrument basis, during the Instrument Inventory Sell Off Period, Zomedica will have the right to continue to distribute, market, and promote sales of the Instruments on a non-exclusive basis in accordance with the terms of this Agreement, provided that, in each case ((a) and (b)), Qorvo will no longer be obligated to provide the support services pursuant to Article 8 (Support) (provided, further, that, notwithstanding anything to the contrary, with respect to any Instruments sold by or on behalf of Zomedica to a customer prior to the effective date of such termination or expiration, Qorvo will continue to provide such support services for the remainder of the Instrument Warranty Periods that apply to such Instruments). During the Cartridge Inventory Sell Off Period and the Instrument Inventory Sell Off Period, Zomedica will not be subject to the Minimum Spending Requirements.

14.4.      Survival. All rights and obligations of the Parties that, by their nature must survive the expiration or termination of this Agreement to give effect to their intent will continue until fully performed, including without limitation, the provisions of Article 1 (Definitions), Article 4 (Regulatory Activities and Responsibilities), Section 5.2 (No Implied Licenses; Retained Rights), Section 5.4.1 (Performance by Affiliates and Subcontractors), Section 5.5.2 (Zomedica Exclusivity), clause (i) of Section 6.1.3 (Failure to Pay), Section 6.2 (Taxes and Withholding), Section 6.3 (Late Payments), Section 6.4 (Payments), Section 7.8.3 (Payment Terms), Section 7.10 (Recalls; Complaints; Regulatory Actions), Section 9.1 (Background Intellectual Property), Section 9.2 (Developed Intellectual Property), Section 9.3 (Joint Intellectual Property), Section 9.4 (Further Assurances), Section 9.7 (Notification of Third Party Claims), Article 10 (Confidentiality), Section 11.3 (Supply Warranties), Section 11.4 (Cartridge Shelf Life), Section 12.1 (Indemnification by Qorvo), Section 12.2 (Indemnification by Zomedica), Section 12.3 (Indemnification for Infringement), Section 12.4 (Indemnification Procedure), Section 12.5 (Limitation of Liability), Article 14 (Effects of Expiration or Termination) and Article 15 (Miscellaneous).

15.           MISCELLANEOUS

15.1.      Notice. All notices and demands of any kind pursuant to this Agreement which either Party may be required or desire to serve upon the other will be in writing and will be delivered by personal service or by mail, commercial overnight courier, telegram or telecopy, at the address or telecopy number of the receiving Party set forth below (or at such different addresses as may be designated by such Party by written notice to the other Party). All notices or demands by mail or courier will be postage prepaid and will be deemed given upon receipt. All notices or demands by telex or telecopy will be deemed given upon dispatch.

If to Qorvo:

Qorvo Biotechnologies, LLC

c/o Qorvo, Inc.
7628 Thorndike Road
Greensboro, NC 27409
Attention: General Counsel
Facsimile: Separately Supplied
Email: Jeff.Howland@qorvo.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1900 University Avenue, 6th Floor
East Palo Alto, CA 94303
Attention: Paul Scrivano
Facsimile: (650) 566-4113 / (617) 951-7050
E-mail: Paul.Scrivano@ropesgray.com

If to Zomedica:

Zomedica Pharmaceuticals Corp.
100 Phoenix Drive, Suite 190
Ann Arbor, MI 48108
Attention: Gerald A. Solensky, Jr.
Facsimile: Separately Supplied
E-mail: jsolensky@zomedica.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas, 18th Floor

New York, NY 10020
Attention: Jack Hogoboom

Facsimile: (973) 597-2383
E-mail: jhogoboom@lowenstein.com

15.2.      Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement, whether voluntary, by operation of law or otherwise without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided, however, that no consent will be required for any assignment to an Affiliate or in connection with any merger, acquisition, or the sale of all or substantially all of the stock or assets of a Party or its line of business to which this Agreement relates to a party that agrees in writing to be bound by the terms of this Agreement. If Zomedica assigns or transfers this Agreement or any rights or obligations under this Agreement to a Qorvo Competitor without obtaining Qorvo’s consent to such assignment or transfer, then (a) if such assignment or transfer is in connection with any merger or the sale of all or substantially all of the assets of Zomedica (a “Zomedica Sale”), then Zomedica will implement reasonable procedures to ensure that any Confidential Information of Qorvo is not used by Zomedica’s acquirer for purposes not permitted under this Agreement and (b) if such assignment or transfer is not in connection with a Zomedica Sale, then Qorvo may terminate this Agreement immediately upon written notice to Zomedica. Any purported assignment in violation of this Section 15.2 (Assignment) will be null, void, and of no legal effect.

15.3.      Independent Contractors; No Implied Duties. In making and performing this Agreement, the Parties act and will act at all times as independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture or agency relationship between the Parties, and at no time will either Party make any commitments or incur any charges or expenses or be responsible for payment of salary, including any applicable withholding of income taxes and social security, worker’s compensation, disability benefits and the like, for or in the name of the other Party. Neither Party will have any fiduciary duty to the other Party as a result of the relationship contemplated in this Agreement.

15.4.      Governing Law; Jurisdiction; Venue. This Agreement and the performance hereunder will be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York located in New York County, New York, and the United States District Court for the Southern District of New York for the purpose of any claim, controversy, action, cause of action, suit, or litigation (“Action”) between the Parties arising in whole or in part under or in connection with this Agreement. Each Party hereby waives and agrees not to assert in any such Action any claim that is not subject personally to jurisdiction in the above-named courts or that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non-conveniens or should be transferred or removed from any of the above-named courts. Each Party agrees not to commence any Action other than before the above-named courts, other than for the sole purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party will bring such Action only in New York City, New York. Each Party waives and will not assert any claim that venue should not properly lie in any location other than New York County, New York.

15.5.      Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performance of its obligations under this Agreement to the extent that such performance is caused by or results from causes beyond reasonable control of the affected Party and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure will include conditions beyond the control of the Parties, including an act of God, war (whether war be declared or not), civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a force majeure affecting such Party (but a Party will be excused from making payments to the extent the other Party fails to perform under this Agreement due to a force majeure affecting such other Party). In the event that a Party is prevented from performing under this Agreement due to force majeure for a period of 9 months or more, the other Party may terminate this Agreement without penalty upon written notice to the Party affected by such force majeure.

15.6.      Equitable Relief. Notwithstanding anything to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party’s Confidential Information includes highly sensitive trade secret information, (b) a breach of Article 10 (Confidentiality) by a Party with respect to such information may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and (c) in such case of a breach of Article 10 (Confidentiality), the non-breaching Party will be entitled to seek equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction. In addition, and notwithstanding anything to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction.

15.7.      Remedies. All remedies available to a Party hereunder are cumulative, and may, to the extent permitted by Applicable Law and not expressly excluded hereunder, be exercised concurrently or separately. The exercise by a Party of any one remedy will not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

15.8.      Amendment and Waiver. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right, power or remedy preclude any other of further exercise thereof or the exercise of any other right, power or remedy. Any amendment, supplement or modification of or to any provision of this Agreement or any Schedule and any waiver of any provision of this Agreement will be effective (a) only if it is made or given in writing and signed by all Parties and (b) only in the specific instance and for the specific purpose for which made or given.

15.9.      Compliance with Law. Each Party covenants to the other Party that it will comply with all Applicable Law in exercising its rights and in carrying out its duties and obligations set forth in this Agreement.

15.10.   Further Assurances. Each Party will take those actions reasonably requested of it and will provide any additional assurance reasonably necessary, to accomplish the terms of this Agreement.

15.11.   Disclosure of Terms of Agreement. Except as permitted under Section 10.3 (Permissive Disclosure), neither Party will make public any of the terms of this Agreement that constitute Confidential Information except as mutually agreed with the other Party.

15.12.   Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes,” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder” and words of similar import, will each be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Schedules, or Exhibits will be construed to refer to Articles, Sections, Schedules, or Exhibits of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.13.   Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.14.   Severability. If any of the provisions of this Agreement will be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect. The Parties will then endeavor to replace such invalid or unenforceable provision with a valid, enforceable clause that is closest to the contents of such invalid or unenforceable provision.

15.15.   Entire Agreement. This Agreement, including the Schedules attached hereto and any statement of work added in the future, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, commitments, negotiations, and discussions with respect thereto, whether oral or written. In particular, and without limitation, this Agreement supersedes and replaces the NDA and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

15.16.   Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof will be deemed to be an original instrument and all such counterparts together will constitute but one agreement. Signatures may be exchanged by scanned PDF, which will have the same effectiveness as original signatures.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Development and Supply Agreement to be executed by their duly authorized representatives as of the Effective Date.

Qorvo Biotechnologies, LLC	Zomedica Pharmaceuticals Corp.

Signature:	Signature:
Name:	Name:
Title:	Title:

Signature Page to Development and Supply Agreement

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 1.21

Form of Cartridge Statement of Work

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 1.21-1

Cartridge Statement of Work #1

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 1.21-2

Cartridge Statement of Work #2

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 1.21-3

Cartridge Statement of Work #3

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 1.21-4

Cartridge Statement of Work #4

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 1.21-5

Cartridge Statement of Work #5

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 1.54

Instrument Statement of Work

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 3.3.1
Initial Assay Candidates

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 7.8

Prices

[*]

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

SCHEDULE 8.1

Support Services

[*]